Registration No. 333-121563

Filed pursuant to Rule 424(b)(3)

Prospectus Supplement No. 5 dated April 7, 2006 to

the Prospectus dated January 21, 2005

Communication Intelligence Corporation

Common Stock

This Prospectus supplement relates to the 13,930,283 shares of our common stock we registered on behalf of selling shareholders.

The prospectus is superseded in full by the information appearing below.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K/A

☒  Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the Fiscal Year Ended December 31, 2005

☐  Transition report pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934

For the transition period from      to

Commission File No. 0-19301

Communication Intelligence Corporation

 (Exact name of registrant as specified in its charter)

Delaware	94-2790442
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

275 Shoreline Drive, Suite 500 Redwood Shores, California	94065
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 650-802-7888

Securities registered under Section 12(b) of the Securities Exchange Act:  None

Securities registered pursuant to Section 12(g) of the Act: Common Stock, $.01 par value

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933. Yes ☐  No. ☒.

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934. Yes  ☐  No. ☒.

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes  ☒  No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference into Part III of this Form 10-K/A or any amendment to this Form 10-K/A. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the securities Exchange act of 1934 (check one):
Large accelerated filer ☐   Accelerated filer ☐    Non-accelerated filer ☒

Indicate by check mark whether the registrant is a shell company (as defined in Exchange Act Rule 12b-2)

Yes  ☐  No  ☒

The aggregate market value of the voting stock (Common Stock) held by non-affiliates of the registrant as of March 15, 2006 was approximately $47,657,361 based on the closing sale price of $0.45 on such date, as reported by the Nasdaq Over-the-Counter Market. The number of shares of Common Stock outstanding as of the close of business on March 15, 2006 was 107,473,297.

COMMUNICATION INTELLIGENCE CORPORATION

CIC® and its logo, Handwriter®, Jot®, iSign®, InkSnap®, InkTools®, RecoEcho®, Sigo-On®, QuickNotes®,Sign-it®, WordComplete®, INKshrINK® and The Power To Sign Online® are registered trademarks of the Company. HRS™, PenX™, SignatureOne™ and Speller™ are trademarks of the Company. Applications for registration of various trademarks are pending in the United States, Europe and Asia. The Company intends to register its trademarks generally in those jurisdictions where significant marketing of its products will be undertaken in the foreseeable future.

PART I

Item 1.    Business

Unless otherwise stated all amounts in Parts I through Part IV are stated in thousands (“000s”).

General

Communication Intelligence Corporation (the “Company” or “CIC”) is a leading supplier of electronic signature solutions for business process automation in the financial industry as well as the recognized leader in biometric signature verification. CIC’s products enable companies to achieve truly paperless business transactions with multiple signature technologies across virtually all applications and hardware platforms. To date, CIC has delivered biometric and electronic signature solutions to over 300 companies worldwide. These deployments are primarily in the financial industry and include AIG, Charles Schwab, JP Morgan Chase, Prudential Financial, State Farm Insurance and Wells Fargo. CIC provides the most comprehensive and scaleable electronic signature solution suite based on 20 years of electronic signature development experience and significant input from our valued financial industry client installed base. CIC is also a leading supplier of natural input/text entry software for handheld computers and smartphones. Major customers for natural input software are PalmSource and Sony Ericsson. CIC sells directly to enterprises and through system integrators, channel partners and OEMs. CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China.

Revenue for the year ended December 31, 2005 was $3.1 million as compared to $7.3 million for the prior year. In 2004, revenue was driven by two major eSignature orders, Wells Fargo and State Farm, representing 76% of total revenues and 88% of total eSignature revenue. Revenue in 2005 was primarily attributable to American General Life Insurance Company, Charles Schwab & Co., Inc., Everypath Inc., Duncan Management Solution Ltd., IA Systems Inc., IntegraSys, Misys Healthcare Systems, PalmSource Inc., Prudential Financial Inc., Seton Healthcare Corporation., Software House International Inc., SnapOn Credit LLC, State Farm Insurance Co., Sony Ericsson Corporation, Wells Fargo Bank NA, and the Tennessee Valley Authority.

In 2004, the company set an eSignature revenue growth record and achieved annual profitability for the first time in its history. As stated above, 2004 revenue was driven by two major eSignature orders representing 88% of the total eSignature revenue of $6.3 million attributable to over seventy customers worldwide. Although continued revenue momentum was anticipated in 2005, the large multi-million dollar rollout-type deployments from our installed base of proof-of-concepts and pilot installations did not materialize, decreasing 2005 eSignature revenue to $2.1 million.

The net loss for 2005 was $4,031, which included $2,275 in non-cash charges to interest expense for prepaid financing costs and loan discount amortization related to the convertible notes, compared with a net income of $1,620 in the prior year. Net operating expenses of $4,557, decreased 8%, or $419, compared to 2004 net operating expenses of $4,976. This was accomplished despite an increase in 2005 of $198 in legal expense associated with successfully defending CIC intelligence property against allegations of invalidity and unenforceability, for a second time. The decrease in operating expense primarily reflects decreases in commissions due to lower sales, reduced administrative expenses and capitalized software development cost.

Segments

The Company’s financial information is presented in two segments—handwriting recognition software and systems integration.

The handwriting recognition segment is comprised of two revenue categories: eSignature, and Natural Input sales. All handwriting recognition software is developed around the Company’s core technology.

Systems integration represents the sale and installation of third party computer equipment and systems that use the Company’s software products. All systems integration revenue has been generated through the Company’s joint venture. The Company made the decision in late 2003 not to continue in or expand this low margin, labor intensive business, which would require significant increases in base costs to provide turn-key capabilities. The system integration business has become highly competitive with a low barrier to entry. It is increasingly comprised of small local Chinese-owned businesses with virtually no differentiation in service offerings and primarily competing on price and relationships. Our focus in China is the emerging high potential business process automation/workflow market, leveraging our eSignature technology and our strategic channel partner.

Core Technologies

The Company’s core technologies are classified into two broad categories: “natural input technologies” and “transaction and communication enabling technologies”. These technologies include multilingual handwriting recognition software (Jot), multi-modal electronic signature, handwritten biometric signature verification, and cryptography (Sign-it, iSign, and SignatureOne).

Natural Input Technologies. CIC’s natural input technologies are designed to allow users to interact with a computer or handheld device by using an electronic pen or stylus as the primary input device or in conjunction with a keyboard. CIC’s natural input offering includes multilingual handwriting recognition software for such devices as: electronic organizers, pagers and smart cellular phones that do not have a keyboard. For such devices, handwriting recognition offers the most viable solutions for performing text entry and editing.

Transaction and Communication Enabling Technologies. The Company’s transaction and communication enabling technologies are designed to provide a cost-effective means for securing electronic transactions, providing network and device access control and enabling workflow automation of traditional paper form processing. The Company believes that these technologies offer more efficient methods for conducting electronic transactions while providing more functional user authentication and heightened data security. The Company’s transaction and communication enabling technologies have been fundamental to its development of software for multi-modal electronic signatures, handwritten biometric signature verification, data security, and data compression.

Handwriting recognition segment products

Key handwriting recognition segment products include the following:

Jot	Multi-lingual handwriting recognition software

SignatureOne

SignatureOne Profile Server is the server compliment to CIC’s Sign-it software, which enables the real-time capture of electronic and digital signatures in various application environments. All user enrollment, authentication and transaction tracking in SignatureOne is based on data from the Sign-it client software.

iSign

A suite of application development tools for electronic signatures, biometric signature verification and cryptography for custom developed applications and web based development. Includes the Company’s traditional Inktools software development tools.

Sign-it

Multi-modal electronic signature software for common applications including; Microsoft Word, Adobe Acrobat, AutoDesk AutoCAD, and web based applications using HTML, XML, & XHTML for the enterprise market

Products and upgrades for the handwriting recognition products that were introduced and first shipped in 2005 include the following:

iSign SDK 3.1 (March 2005)

iSign SDK 3.11 (July 2005)

Sign-it Word 6.0 (December 2005)

Sign-it Word 5.0 (July 2005)

Sign-it Acrobat 5.1 (December 2005)

Sign-it Acrobat 5.0 (July 2005)

Sign-it AutoCad 2.0 (April 2005)

Sony-Ericsson Jot Upgrade Alpha (December 2005)

Jot for Palm (June 2005)

Handwriting recognition software analyzes the individual strokes of characters written with a pen/stylus and converts these strokes into machine-readable text characters. Jot recognizes handwritten input and is specifically designed for small devices. Unlike many recognizers that compete in the market for handheld data input solutions, Jot offers a user interface that allows for the input of natural upper and lowercase letters, standard punctuation and European languages without requiring the user to memorize unique characters or symbols. This recognizer offers rapid and accurate recognition without requiring the consumer to spend time training the system. Jot has been licensed to such key OEMs as: Microsoft, Sony Ericsson, Symbian, palmOne, PalmSource, National Semiconductor and Vtech. Jot has been ported to numerous operating systems, including Palm OS, Windows, Windows CE, VT-OS, EPOC, QNX, Linux and OS/9. The standard version of Jot, which is available through OEM customers, recognizes and supports input of Roman-based Western European languages.

iSign is an electronic signature and handwritten signature verification software developer’s kit for custom applications or Web based processes. It captures and analyzes the image, speed, stroke sequence and acceleration of a person’s handwritten electronic signature. iSign provides an effective and inexpensive handwriting security check for immediate authentication. It also stores certain forensic elements of a signature for use in determining whether a person actually electronically signed a document. The iSign kit also includes software libraries for industry standard encryption and hashing to protect the sensitive nature of a user signature and the data captured in association with that signature. The current version of the toolkit includes the Company’s traditional InkTools software components that have been consolidated into this broader suite of tools. Commercial applications for this type of software include document approval, verification of the identity of users participating in electronic transactions and securing log-in access to computer systems or protected networks. This software toolkit is used internally by the Company as the underlying technology in its SignatureOne and Sign-it products. It has been licensed to numerous key development partners and end-users, including Chase Manhattan Bank, EDS, BNX, Siebel Systems and Nationwide (UK).

Sign-it is a family of electronic signature products for recording multi-modal electronic signatures as they are being captured as well as binding and verifying electronic signatures within standard consumer applications. These products combine the strengths of biometrics, handwritten signatures and cryptography with a patented process to insure legally compliant electronic signatures to process, transact and create electronic documents that have the same legal standing as a traditional wet signature on paper in accordance with the Electronic Signature in National and Global Commerce Act, and other related legislation and regulations. Organizations wishing to process electronic forms, requiring varying levels of security, can reduce the need for paper forms by adding electronic signature technologies to their workflow solution. Currently, Sign-it is available for MS Word, AutoCAD, Adobe Acrobat, and Web based transactions using XHTML, while support for additional application environments is in development.

The SignatureOne Profile Server provides server based enterprise administration and authentication of user eSignatures, and maintenance of signature transaction logs for eSigned documents. The SignatureOne architecture implements a common process and methodology that provides a uniform program interface for multiple signature methods and multiple capture devices, simplifying enterprise wide integration of business process automation tasks requiring eSignature.

eSignature Revenues

eSignature revenues in 2005 totaled $2.1 million compared to eSignature revenue of $6.3 million in the prior year. In 2004, CIC set an eSignature revenue growth record and achieved annual profitability for the first time in its history. In that year revenue was driven by two major eSignature orders, Wells Fargo and State Farm, representing 88% of the total eSignature revenue of $6.3 million, attributable to over seventy customers worldwide. Although we anticipated continued revenue momentum in 2005, large multi-million dollar rollout-type deployments from our installed base of proof-of-concept and pilot installations did not materialize. Revenue in 2005 was primarily attributable to AIG, Charles Schwab, Everypath, Duncan Management, IA Systems Inc., Integrasis, Misys Healthcare, PalmSource, Prudential,  Seaton Healthcare, Software House International, Snap-On Credit,  State Farm, Sony Ericsson, Wells Fargo, and TVA ( Tennessee Valley Authority).

China eSignature Revenue

CIC China (“CICC”), a joint venture 90% owned by CIC, was established over ten years ago and is headquartered in Nanjing China. The Joint Venture is 10% owned by the Jiangsu Hongtu Electronics Group.

Revenue from CICC’s eSignature software, included above, was $230 in 2005, increasing 92% from $120 in the prior year. The increase in China eSignature sales was due to a new agreement with eCom Asia Pacific Pty Ltd (“eCom”). The new agreement appoints eCom as exclusive master reseller for CIC products to end users and resellers with the authority and responsibility to create optimal distribution channels within the People’s Republic of China. This agreement provides for guaranteed minimum quarterly royalties over a two-year period. eCom is one of the world’s most experienced eSignature solutions providers and has been a proven reseller and integrator of CIC eSignature products in the Asia Pacific region for over six years. eCom has highly visible deployments, including Prudential Plc in Singapore, Malaysia and Hong Kong. The partnership with eCom is achieving the targeted objective of establishing enhanced sales coverage in China by leveraging our new SignatureOne™ technology with a trusted and proven partner. The Company expects this channel partner strategy to continue to deliver increasing and sustained sales growth.

End users and resellers that have licensed the Company’s technology include the following:

Licensee	Product(s) licensed	Application of Products

Accelio	Inktools	Mobile forms
Agricultural Bank of China	InkTools	Document automation
Al-Faris	Multiple	Reseller and integrator in the Middle East focused on e-Signatures
American General Life & Assurance (AGLA)	Sign-it	Mobile forms
Assurant Group	Sign-It	Sales force automation, new account openings
Baptist Health	Inktools	Patient records
Boston Medical Center	iSign	Patient records
Cablevision	Ink Tools	Document automation
Cellular One	iSign	Document automation
Charles Schwab	Sign-It	New account openings
China Ministry of Railways	InkTools	Document automation
County of Marin	Sign-It	Document automation
County of Dade	Sign-It	Document automation
Duncan Management	Ink Tools	Document automation
E-Com Asia Pacific Pty Ltd.	Multiple	Regional reseller, multiple applications

Licensee	Product(s) licensed	Application of Products
EDS	InkTools	Information assurance for network and application security
First American Bank	Sign-It	Various financial and internal documents
First Command Financial	Sign-It	Document automation
Franklin Mint	Sign-It	Document automation
GE Power Systems	Sign-It	Document automation
IA Systems	InkTools	Loan organization
ILI Technologies, Ltd.	InkTools & iSign	Various e-Signature applications for the vertical markets in Israel
Industrial & Commercial Bank of China	InkTools	Document automation
Integrate Online	InkTools	Mortgage closing
Interlink Electronics	Sign-It	OEM for multiple products
Missouri State Lottery	Sign-It	Document automation
Motion Computing	Sign-On	Tablet PC logon
Nanjing Agricultural Bureau	InkTools	Document automation
National Healthcare	Sign-It	Document automation
Nationwide Building Society	InkTools	Document automation
Naval Surface Warfare	InkTools	Material center receipts
Old Republic National	Sign-It	Title processing applications
Orange County, CA	Sign-It	Automate building permit process
Prudential Insurance Co.	Sign-It EX	Mobile forms
RecordsCenter.com	InkTools	Legal contracts and other significant documents
Saytek	Sign-It	Document automation
State Farm Insurance Company	Sign-It	Mobile forms
St. Vincent’s Hospital	Multiple	Document automation
Siebel Systems	Multiple	Sample delivery of regulated drugs
Siemens Medical Solutions	Multiple	Healthcare
Symbol Technologies	Multiple	Reseller for multiple products
Tennessee Valley Authority	Multiple	Approval of internal documents
Topaz Systems, Inc.	Multiple	OEM for multiple products
Turner Construction/Oracle	iSign	Document automation
University of Virginia	iSign	Document automation
Varity	InkTools	Reseller of application software

Licensee	Product(s) licensed	Application of Products
Washington County Hospital	Sign-It	Patient records
Wells Fargo Bank	Sign-It	Document automation

Natural Input Revenue

Natural input revenue for 2005 of $1,054 increased 9% compared to $969 for the prior year. The revenue increase is due primarily to sales to Sony Ericsson and additional royalties from Fossil Inc. These increases were offset by a 11% decrease in royalties received from PalmSource compared to the prior year.

Online/Retail Revenues

Revenues from the Company’s software sold directly through its website (www.cic.com) and at the retail point of sale totaled $27 in 2005, 79% below the $130 for the prior year. In early 2003, PalmSource announced that it had licensed CIC’s Jot® handwriting recognition software to replace Graffiti® as the standard and only handwriting software on all new Palm Powered® devices. The embedding of Jot on Palm related devices had a negative impact on the online/retail sales by limiting the number of older units that would be upgraded. The transition to Jot based PalmSource operating systems by OEM’s was completed in the third quarter of 2004 and the Company no longer offers its products through online/retail outlets. CIC has phased out the consumer offering of its Palm OS products. Jot continues to be embedded in the PalmSource OS that is used by many leading handheld computer and smartphones suppliers.

China System Integration Revenue

CICC systems integration revenue declined to $0 from $37 in the prior year. The decline in system integration revenue reflects the Company’s decision, made in late 2003, not to continue in or expand this low margin, labor intensive business, which would require significant increases in base costs to provide turn-key capabilities. The system integration business has become highly competitive, with a low barrier to entry. It is increasingly comprised of small local Chinese owned businesses with virtually no differentiation in service offerings and primarily competing on price and relationships. Our focus in China is on the emerging high potential workflow/office automation market leveraging our eSignature technology and our strategic channel partner eCom Asia Pacific LTD.

Copyrights, Patents and Trademarks

Handwriting Recognition Segment - eSignature

The Company relies on a combination of patents, copyrights, trademarks, trade secrets and contractual provisions to protect its software offerings and technologies. The Company has a policy of requiring its employees and contractors to respect proprietary information through written agreements. The Company also has a policy of requiring prospective business partners to enter into non-disclosure agreements before disclosure of any of its proprietary information.

Over the years, the Company has developed and patented major elements of its software offerings and technologies. In addition, in October 2000 the Company acquired, from PenOp, Inc. and its subsidiary, a significant patent portfolio relevant to the markets in which the Company sells its products. The Company’s material patents and the years in which they each expire are as follows:

Patent No.	Expiration
4718102	2005
5049862	2008
5544255	2013
5647017	2014

Patent No.	Expiration
5818955	2015
5933514	2016
6064751	2017
6091835	2017
6212295	2018
6381344	2019
6487310	2019

The Company believes that these patents provide a competitive advantage in the electronic signature and biometric signature verification markets. The Company believes the technologies covered by the patents are unique and allow it to produce superior products. The Company also believes these patents are very broad in their coverage. The technologies go beyond the simple handwritten signature and include measuring electronically the manner in which a person signs to ensure tamper resistance and security of the resultant documents and the use of other systems for identifying an individual and using that information to close a transaction. The Company believes that the patents are sufficiently broad in coverage that products with substantially similar functionality would infringe its patents. Moreover, because the majority of these patents do not expire for the next 7 to 15 years from the date hereof, the Company believes that it has sufficient time to develop new related technologies, which may be patentable, and to establish CIC as market leader in these product areas. Accordingly, the Company believes that for a significant period of time its patents will deter competitors from introducing competing products without creating substantially different technology or licensing or infringing its technology.

The Company has an extensive list of registered and unregistered trademarks and applications in the United States and other countries. The Company intends to register its trademarks generally in those jurisdictions where significant marketing of its products will be undertaken in the foreseeable future.

Systems Integration Segment

Systems integration does not rely to any material degree on the Company’s products and, therefore, its patents and their ultimate expiration do not significantly impact the systems integration segment.

Material Customers

Handwriting Recognition Segment

Historically, the Company’s handwriting recognition segment revenues have been derived from a limited number of customers. Two customers accounted for 16% and 23% of total segment revenues in 2005. One customer, a national insurance company, accounted for 46 % and 19% of total segment revenues for the years ended December 31, 2004 and 2003, respectively.

Systems Integration Segment

The system integration business has become highly competitive with a low barrier to entry. It is increasingly comprised of small Chinese owned businesses with virtually no differentiation in service offerings and primarily competing on price and relationships. The Company made the decision in late 2003 not to continue in or expand this low margin, labor intensive business, which would have required significant increases in base costs to provide turn-key capabilities. There were no system integration sales for the year ended December 31, 2005. One customer, Nanjing Minze, accounted for 40% of total system integration revenue for the year ended December 31, 2004. One customer, Fujitsu Ltd., accounted for 21% of total system integration revenue for the year ended December 31, 2003.

Seasonality of Business

The Company believes that neither of its segments is subject to seasonal fluctuations.

Backlog

Handwriting Recognition Segment

Backlog approximated $557 and $458 at December 31, 2005 and 2004, respectively, representing advanced payments on service maintenance agreements that are expected to be recognized over the next twelve months.

Systems Integration Segment

There was no backlog at December 31, 2005.

Competition

Handwriting Recognition Segment

The Company faces competition at different levels. Certain competitors, e.g., PenPower Group, and Decuma AB, have developed or are developing software offerings which may compete directly with the Company’s offerings. Most of the Company’s direct competitors, e.g., Microsoft Corporation, Silanis Technology, Inc., and Advanced Recognition Technology, Inc., have focused on only one element of such offerings, such as handwriting recognition technology, signature capture/verification or pen-based operating environments or other pen-based applications. The Company believes that it has a competitive advantage in some cases due to its range of product offerings. There can be no assurance, however, that competitors, including some with greater financial or other resources, will not succeed in developing products or technologies that are more effective, easier to use or less expensive than the Company’s products or technologies that would render its products or technologies obsolete or non-competitive.

Systems Integration Segment

The Company’s Joint Venture competes with other systems integrators of similar size (less than 100 employees) in China for small to mid-size enterprise opportunities. The Company primarily competes on price and quality and breadth of services for these opportunities. The Company believes that it is competitive in its pricing and has been consistently recognized by its customers for its high quality of service. However, as previously discussed under System Integration Revenue, the Company has shifted its focus in China away from the system integration business to the emerging high potential work flow/office automation market leveraging its eSignature technology and strategic channel partners.

Employees

As of December 31, 2005, the Company employed an aggregate of 24 full-time, and three part-time employees. The Company’s handwriting recognition segment consisted of 27 employees, 25 of which are in the United States and 2 of which are in China. The Company had no full-time employees in its systems integration segment in China at December 31, 2005. From time to time, the Company also utilizes additional personnel on an as needed basis. The Company believes it has good relations with its employees. None of the Company’s employees are a party to a collective bargaining agreement.

Geographic Areas

For the years ended December 31, 2005, 2004, and 2003, the Company’s sales in China as a percentage of total sales were 7%, 1% and 34%, respectively. For the years ended December 31, 2005, 2004, and 2003, the Company’s sales in the United States as a percentage of total sales were 85%, 99%, and 66%, respectively. For the years ended December 31, 2005, 2004, and 2003, the Company’s export sales as a percentage of total revenues were approximately 15%, 1%, and 34%, respectively.

Forward Looking Statements

Certain statements contained in this Annual Report on Form 10-K/A, including without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, constitute “forward looking” statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual events to differ materially from expectations. Such factors include the following: (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company’s business; (3) the Company’s ability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

Item 1A.          Risk Factors

Operating losses may continue, which could adversely affect financial results from operations and stockholder value.

In each year since its inception, except for the year ended December 31, 2004, the Company incurred operating losses, which were significant in certain periods. For the five-year period ended December 31, 2005, those losses aggregated approximately $7,769. At December 31, 2005, the accumulated deficit is approximately $84,575. While a profit was recorded for the year ended December 31, 2004 there is no guarantee that the Company will be profitable in future years and it may incur substantial losses in the future, which could adversely affect financial results from operations and stockholder value.

We have experienced significant declines in revenues in recent periods which, if continued, could adversely affect stockholder value.

Revenues decreased 57% for the year ended December 31, 2005, compared to the year ended December 31, 2004. The Company believes the increases and decreases in prior years reflected significant fluctuation in information technology spending due primarily to the weak economy, both of which had a positive and negative impact on our revenues. The Company believes that a strengthening economy and projected increases in information technology spending as well as improvements in its sales and marketing efforts and cost-cutting measures that have reduced its expenses will reverse the current trend. However, The Company cannot predict with any degree of certainty whether the economy will continue to strengthen or whether information technology spending will continue to show signs of strengthening.

We may need additional financing and, if we are unable to get additional financing when needed, we may be required to materially change our operations, which could adversely affect our results from operations and shareholder value.

As of December 31, 2005, the Company’s working capital is approximately $2,258. With the exception of 2004, the Company has suffered recurring losses from operations that raised a substantial doubt about its ability to continue as a going concern. The Company cannot assure you that it will have adequate capital resources to fund planned operations or that any additional funds will be available to it when needed, or if available, will be available on favorable terms or in amounts the Company may require. If the Company is unable to obtain adequate capital resources to fund its operations, the Company may be required to delay, scale back or eliminate some or all of its operations, which may have a material adverse effect on its business, results of operations and ability to operate as a going concern.

Our competitors could develop products or technologies that could make our products or technologies non-competitive, which would adversely affect sales, financial results from operations and stockholder value.

Although the Company believes that its patent portfolio provides a barrier to entry to the electronic signature verification market, there can be no assurance that it will not face significant competition in this and other aspects of its business.

Some of the Company’s competitors, such as PenPower Group, and Palm Inc., have developed or are developing complete pen-based hardware and software systems. Others, such as Microsoft Corporation, Silanis Technology, Inc., and Advanced Recognition Technology, Inc., have focused on different elements of those systems, such as character recognition technology, pen-based operating systems and environments, and pen-based applications. Some of its competitors, including more established companies or those with greater financial or other resources, could develop products or technologies that are more effective, easier to use or less expensive than the Company’s. This could make the Company’s products and technologies obsolete or non-competitive, which would adversely affect sales, financial results from operations and stockholder value.

If we are unable to adequately protect our intellectual property, third parties may be able to use our technology, which could adversely affect our ability to compete in the market, our financial results from operations and stockholder value.

The Company relies on a combination of patents, copyrights, trademarks, trade secrets and contractual provisions to protect its proprietary rights in its products and technologies. These protections may not adequately protect it for a number of reasons. First, the Company’s competitors may independently develop technologies that are substantially equivalent or superior to ours. Second, the laws of some of the countries in which the Company’s products are licensed do not protect those products and its intellectual property rights to the same extent as do the laws of the United States. Third, because of the rapid evolution of technology and uncertainties in intellectual property law in the United States and internationally, the Company’s current and future products and technologies could be subject to infringement claims by others. Fourth, a substantial portion of its technology and know-how are trade secrets and are not protected by patent, trademark or copyright laws. The Company requires its employees, contractors and customers to execute written agreements that seek to protect its proprietary information. We also have a policy of requiring prospective business partners to enter into non-disclosure agreements before any of its proprietary information is revealed to them. However, the measures taken by the Company to protect our technology, products and other proprietary rights might not adequately protect it against improper use.

The Company may be required to take legal action to protect or defend its proprietary rights. Litigation of third-party claims of intellectual property infringement during 2004 and 2005, have require the Company to spend substantial time and money to protect its proprietary rights. If the result of any litigation is adverse to the Company, it may be required to expend significant resources to develop non-infringing technology or obtain licenses from third parties. If the Company is not successful in those efforts or if it is required to pay any substantial litigation costs, its business would be materially and adversely affected.

A significant portion of our sales are derived from a limited number of customers, and results from operations could be adversely affected and shareholder value harmed if we lost any of these customers.

The Company’s revenues historically have been derived from a limited number of customers. Therefore, the success of its business depends on its ability to obtain customers and maintain satisfactory relationships with them in the future. The Company may not be able to continue to maintain satisfactory relationships with its customers in the future. Our top customer accounted for 23% and 46% of revenues in the years ended December 31, 2005 and December 31, 2004, respectively. The loss of any significant customer or other revenue source would have a material adverse effect on the Company’s revenues and profitability.

Risks Related to our Capital Structure

The market price of our stock can be volatile, which could result in losses for investors.

The Company’s common stock is listed on the OTC. Stock prices of technology companies in recent years have experienced significant volatility, including price fluctuations that are unrelated or not proportional to the operating performance of these companies. Volatility on the OTC is typically higher than the volatility of stocks traded on Nasdaq or the exchanges. The market price of the Company’s common stock has been and could be subject to significant fluctuations as a result of variations in its operating results, announcements of technological innovations or new products by it or our competitors, announcements of new strategic relationships by the Company or our competitors, general conditions in the technology industry or market conditions unrelated to its business and operating results.

Statutory provisions and provisions in our charter may delay or frustrate transactions that may be beneficial to our stockholders.

Certain provisions of the Delaware General Corporation Act and our charter may delay or prevent a merger, tender offer or proxy contest that is not approved by the Company’s Board of Directors, even if such events may be beneficial to the interests of stockholders. For example, the Company’s Board, without shareholder approval, has the authority and power to issue all authorized and unissued shares of common stock and preferred stock which have not otherwise been reserved for issuance. In addition, the Delaware General Corporation Law contains provisions that may have the effect of making it more difficult or delaying attempts by others to obtain control of the Company. See “Description and Price Range of Common Stock—Anti-Takeover Provisions.”

Resale by the holder of the Notes and Warrants could adversely affect the market price of our stock.

The holders of the remaining Notes and Warrants may immediately sell the shares issued upon conversion and exercise of the Notes and Warrants, respectively. In light of the Company’s historically low trading volume, such sales may adversely affect the price of the shares of its stock.

Item 1B.            Unresolved Staff Comments

As of the date of this report, the Company does not have any unresolved comments on our reports filed under the 1934 Act from staff of the Securities and Exchange Commission.

Item 2. Properties

The Company leases its principal facilities, consisting of approximately 9,600 square feet, in Redwood Shores, California, pursuant to a sub-lease that expires in 2011. The Joint Venture leases approximately 392 square feet in Nanjing, China. The Company believes that its current facilities will be suitable to continue operations in the foreseeable future.

Item 3. Legal Proceedings

In February of 2005, Valyd, Inc. filed a complaint against the Company seeking a declaratory judgment that Valyd is not infringing certain of the Company’s patents, that such patents are invalid or unenforceable, that the Company is equitably estopped from asserting infringement of such patents against Valyd, Inc., that the Company tortiously interfered with a contract between Valyd, Inc. and Interlink Electronics, Inc. by delivering an infringement notice to Interlink Electronics, Inc., and that the Company engaged in unfair competition under California law. No specific monetary claim was set forth in the complaint. On March 3, 2005, the Company responded to the complaint, denying all allegations, and filed counterclaims against Valyd, Inc. The counterclaims asserted that Valyd, Inc. is infringing certain of the Company’s patents and asked for treble damages, alleging that the infringement was willful, deliberate and in conscious disregard of the Company’s rights. Valyd, Inc. has withdrawn its allegation that certain of the Company’s patents are unenforceable. On January 13, 2006, the Company entered into a Settlement Agreement with Valyd, Inc. The Settlement Agreement resolves all claims and counterclaims between the parties with respect to allegations set forth in the previously announced litigation without payment of damages by either party.

Item 4. Submission of Matters to a Vote of Security Holders

None

PART II

Item 5. Market For Registrant’s Common Equity and Related Stockholder Matters and issuer Purchases of Equity Securities

The Company’s common stock is listed on the Over-the-Counter Bulletin Board (“OTC”) under the trading symbol CICI.OB. Prior to March 14, 2003 it was listed on the Nasdaq Capital Market (formerly known as the SmallCap Market) under the symbol CICI. The following table sets forth the high and low sale prices of the common stock for the periods noted.

		Sale Price Per Share
Year	Period	High	Low

2004	First Quarter	$1.10	$0.35
	Second Quarter	$0.90	$0.42
	Third Quarter	$0.80	$0.31
	Fourth Quarter	$0.71	$0.35
2005	First Quarter	$0.63	$0.38
	Second Quarter	$0.59	$0.23
	Third Quarter	$0.61	$0.39
	Fourth Quarter	$0.55	$0.37
2006	First Quarter (through March 15, 2006)	$0.53	$0.40

As of March 15, 2006, the closing sale price of the Common Stock on the Nasdaq OTC was $0.45 per share and there were approximately 947 registered holders of the Common Stock.

To date, the Company has not paid any dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future. The declaration and payment of dividends on the Common Stock is at the discretion of the Board of Directors and will depend on, among other things, the Company’s operating results, financial condition, capital requirements, contractual restrictions or such other factors as the Board of Directors may deem relevant.

All securities sold during 2005 by the Company were either previously reported on Form 10-Qs filed with the Securities and Exchange Commission or sold pursuant to registration statements filed under the Securities Act of 1933, as amended.

During the three months ended December 31, 2005, the Company granted 2,743 stock options to 11 employees, with a weighted average exercise price of $0.65 per share, under the Company’s 1999 Stock Option Plan and non-plan options. During the years ended December 31, 2005, 2004, and 2003, respectively, the Company granted the following options to purchase Common Stock to employees at the prices per share indicated below:

Year	Number of Shares	Approximate Exercise Price Per Share
2005	4,142	$0.79
2004	1,334	$0.53
2003	858	$0.32

The information required by Item 201(d) of Regulation S-K is incorporated by reference to Note 7 (“Stockholders Equity”) of Notes to Consolidated Financial Statements for the Year Ended December 31, 2005, page F-22.

Item 6. Selected Financial Data

The selected consolidated financial data presented below as of December 31, 2005, 2004, 2003, 2002, and 2001 and for each of the years in the five-year period ended December 31, 2005 are derived from the audited consolidated financial statements of the Company. The consolidated financial statements as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, are included in Item 8 of this Form 10-K/A. The selected consolidated financial data should be read in conjunction with the Company’s audited financial statements and the notes thereto and other portions of this Form 10-K/A, including “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Years Ended December 31,
	2005	2004	2003	2002	2001
	(In thousands, except per share amounts)
Statement of Operations Data:
Revenues	$3,121	$7,284	$3,034	$3,272	$5,947
Research and development expenses(1)	1,144	1,187	1,302	1,485	1,808
Sales and marketing expenses	1,240	1,306	905	1,543	2,054
General and administrative expenses	2,173	2,483	2,219	2,424	2,791
Income (loss) from operations	(1,584)	2,255	(2,157)	(3,337)	(2,946)
Net income (loss) available to common stockholders	$(4,031)	$1,620	$(2,345)	$(3,561)	$(3,215)
Basic and diluted income (loss) per share	$(0.04)	$0.02	$(0.02)	$(0.04)	$(0.04)

	As of December 31,
	2005	2004	2003	2002	2001
	(In thousands)
Balance Sheet Data:
Cash, cash equivalents and restricted cash	$2,849	$4,736	$1,039	$711	$2,588
Working capital(2)	2,258	4,068	(2,895)	443	3,017
Total assets	8,466	10,819	7,215	7,168	10,072
Deferred revenue	557	458	165	165	88
Long-term obligations	1,169	1,790	13	3,000	3,000
Stockholders’ equity (3)	5,856	7,531	2,187	2,934	6,060

(1)   Excludes software development costs capitalized in accordance with Statement of Financial Accounting Standards No. 86 of $299 at December 31, 2005, $32 at December 31, 2004 and $20 at December 31, 2001 respectively. No software development costs were capitalized in the years ended December 31, 2003 and 2002.

(2)   Current liabilities used to calculate working capital at December 31, 2005, 2004, 2003, 2002, and 2001 include deferred revenue of $557, $458, $165, $165, and $88, respectively.

(3)   The Company has never paid dividends to the holders of its common stock.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Unless otherwise stated herein, all figures in this MD& A section are stated in thousands (“000s”).

Overview

The Company was initially incorporated in Delaware in October 1986. Except for the year ended December 31, 2004, in each year since its inception the Company has incurred losses. For the five-year period ended December 31, 2005, operating losses aggregated approximately $8,000 and at December 31, 2005, the Company’s accumulated deficit was approximately $85,000.

Total revenue of $3,121 for the year ended December 31, 2005 decreased 57% compared to revenues of $7,284 in the prior year. Total eSignature revenue, of $2,067 for the year ended December 31, 2005 decreased 67% compared to total eSignature revenue of $6,278 in the prior year. However, $5,250 of the corresponding prior year period’s eSignature revenue was attributable to two large orders (Wells Fargo and State Farm), the remaining $1,028 is attributable to other eSignature accounts closed during 2004 . It is important to note that the $2,067 of eSignature revenue for year ended December 31, 2005 is double (200%) the $1,028 eSignature revenue reported in the prior year not applicable to the two large orders noted above. This represents both an increase in the quantity and average price of orders over the corresponding twelve month period of the prior year.

Sales for the year ended December 31, 2005 do not reflect any significant follow-on deployment revenue from our eSignature worldwide installed base of hundreds of pilot and proof of concept stage installations. These installations, over the past five years, accounted for revenues in excess of $13 million.

At the end of 2004 we anticipated, and still expect to benefit from, further full deployments from within our installed base of handwritten signature verification products initially supplied to early adopters. However, our experience suggests that some full follow-on deployments from our established customer base, as well as future orders from new financial services accounts, will require SignatureOne technology and other CIC product offerings that we have already shared with key customers. SignatureOne addresses the growing market demand for an architecture that embraces multiple eSignature methods, including handwritten signature verification. This customer demand for, and evaluation of, our newer products is causing the expected delays inherent within such a transition.

We believe our SignatureOne product is enhancing our leadership position by accelerating acceptance in the financial services market, opening up new markets, extending our product differentiation and playing to our maximum intellectual property strength.

In addition to strengthening our leadership position, we further believe this transition heightens pent-up demand, driving our market towards accelerated eSignature adoption and into market takeoff, thereby providing excellent potential for sustained sales growth in the future.

The net loss for the twelve months ended December 31, 2005 was $4,031, which included $2,275 in non-cash charges to interest expense for prepaid financing costs and loan discount amortization related to the convertible notes, compared with a net income of $1,620 in the prior year. Operating expenses, including capitalized software development costs, decreased approximately 3%, or $165, from $5,029 to $4,705 for the year ended December 31, 2005, compared to the prior year. The decrease in operating expense primarily reflects the decrease in commissions due to lower sales and reduced administrative expenses.

New Accounting Pronouncements

See note 1, Notes to Consolidated Financial Statements included under Part IV. Item 15.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported in the Company’s consolidated financial statements and the accompanying notes. The amounts of assets and liabilities reported in its balance sheets and the amounts of revenues and expenses reported for each period presented are affected by these estimates and assumptions which are used for, but not limited to, revenue recognition, allowance for doubtful accounts, intangible asset impairments, inventory, fair value of financial instruments, customer base, software development costs research and development costs, foreign currency translation and net operating loss carryforwards. Actual results may differ from these estimates. The following critical accounting policies are significantly affected by judgments, assumptions and estimates used by the Company’s management in the preparation of the consolidated financial statements.

Revenue is recognized when earned in accordance with applicable accounting standards, including AICPA Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition, as amended, Staff Accounting Bulletins 104 (“SAB 104”) and the interpretive guidance issued by the Securities and Exchange Commission and EITF issue 00-21 of the FASB’s Emerging Issues Task Force. The Company recognizes revenues from sales of software products upon shipment, provided that persuasive evidence of an arrangement exists, collection is determined to be probable, all nonrecurring engineering work necessary to enable the Company products to function within the customer’s application has been completed and the Company’s product has been delivered according to specifications. Revenue from service subscriptions is recognized as costs are incurred or over the service period. Software license agreements may contain multiple elements, including upgrades and enhancements, products deliverable on a when and if available basis and post contract support.

Revenue from software license agreements is recognized upon delivery of the software, provided that persuasive evidence of an arrangement exists, collection is determined to be probable, all nonrecurring engineering work necessary to enable the Company’s products to function within the customer’s application has been completed and the Company has delivered its product according to contract specifications. Deferred revenue is recorded for upgrades, enhancements and post-contract support, which is paid for in addition to license fees, and is recognized as costs are incurred or over the support period. Vendor specific objective evidence of the fair value for multiple element software license agreements is determined by the price charged for the same element when sold separately or the price determined by management having the relevant authority when the element is not yet sold separately. The price established by management for the element not yet sold separately will not change prior to separate introduction of that element into the marketplace.

Revenue from system integration activities, which represents the sale and installation of third party computer equipment and limited related consulting services, is recognized upon installation of the third party hardware and/or software as projects are short term in nature, provided that a contract exists, collectibility of the receivable is reasonably assured and the system is functioning according to specifications. Service subscription revenues associated with the system integration activities are recognized as costs are incurred or over the service period which ever is longer.

The allowance for doubtful accounts is based on the Company’s assessment of the collectibility of specific customer accounts and an assessment of international, political and economic risk as well as the aging of the accounts receivable. If there is a change in actual defaults from the Company’s historical experience, the Company’s estimates of recoverability of amounts due it could be affected and, the Company would adjust the allowance accordingly.

The Company performs intangible asset impairment analyses on a quarterly basis in accordance with the guidance in Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”) and Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long Lived Assets (“SFAS No. 144”). The Company uses SFAS 144 in response to changes in industry and market conditions that affects its patents, the Company then determines if an impairment of its assets has occurred. The Company reassesses the lives of its patents and tests for impairment quarterly in order to determine whether the book value of each patent exceeds the fair value of each patent. Fair value is determined by estimating future cash flows from the products that are and will be protected by the patents and considering the following additional factors:

•  whether there are legal, regulatory or contractual provisions known to it that limit the useful life of each patent to less than the assigned useful life;

•  whether the Company needs to incur material costs or make modifications in order for it to continue to be able to realize the protection afforded by the patents;

•  whether any effects of obsolescence or significant competitive pressure on the Company’s current or future products are expected to reduce the anticipated cash flow from the products covered by the patents;

•  whether demand for products utilizing the patented technology will diminish, remain stable or increase; and

•  whether the current markets for the products based on the patented technology will remain constant or will change over the useful lives assigned to the patents.

The Company’s revenues decreased in 2005 when compared to 2004. Management decided to obtain an independent valuation to support its assertion that no impairment of the carrying value of the patents existed at December 31, 2005.

Customer Base. To date, the Company’s revenues have been derived principally from end-users, manufacturers, retailers and distributors of computer products in North America, Europe and the Pacific Rim. The Company performs periodic credit evaluations of its customers and does not require collateral. The Company maintains reserves for potential credit losses. Historically, such losses have been within management’s expectations.

Software Development Costs. Software development costs are accounted for in accordance with Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed” (“SFAS 86”). Under SFAS 86, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. The costs capitalized include the coding and testing of the product after technological feasibility has been established and ends upon the release of the product. The capitalized costs are amortized to cost of sales on a straight-line basis over the estimated life of the product, generally three years. The Company capitalized $299 and $45 for the years ended December 31, 2005 and 2004. As of December 31, 2003 such costs were insignificant.

Research and Development Costs. Research and development costs are charged to expense as incurred.

Foreign Currency Translation. The Company considers the functional currency of the Joint Venture to be the respective local currency and, accordingly, gains and losses from the translation of the local foreign currency financial statements are included as a component of “accumulated other comprehensive loss” in the Company’s consolidated balance sheets. Foreign currency assets and liabilities are translated into U.S. dollars at exchange rates prevailing at the end of the period, except for long-term assets and liabilities that are translated at historical exchange rates. Revenue and expense accounts are translated at the average exchange rates in effect during each period, except balance sheet accounts, which are translated at historical exchange rates. Net foreign currency transaction gains and losses are included as components of “interest income and other income (expense), net” in the Company’s consolidated statements of operations. Due to the stability of the currency in China, net foreign currency transaction gains and losses were not material for the year ended December 31, 2005, 2004 and 2003, respectively.

Net Operating Loss Carryforwards. Utilization of the Company’s net operating losses may be subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. As a result, a portion of the Company’s net operating loss carryforwards may not be available to offset future taxable income. The Company has provided a full valuation allowance for deferred tax assets at December 31, 2005 of $25 million based upon the Company’s history of losses.

Segments

The Company reports its financial results in two segments: handwriting recognition and systems integration. Handwriting recognition includes natural input and eSignature revenues. All handwriting recognition software is developed around the Company’s core technology. Handwriting recognition product revenues are generated, through a direct sales force, from individual or enterprise end users and, until the first quarter of 2005, by web based application resellers. The Company also licenses a version of its handwriting recognition software to OEM’s. The handwriting recognition software is included as part of the OEM’s product offering. From time to time, the Company is required to develop an interface (port) for its software to operate on a customer’s hardware platform or within the customer’s software operating system. Development contract revenues are included in the handwriting recognition segment.

System integration represents the sale and installation of third party computer equipment and systems that utilize the Company’s products. System integration sales are derived through a direct sales force that then develops a system to utilize the Company’s software based on the customer’s requirements. Systems integration sales are accomplished solely through the Company’s Joint Venture. However, as previously discussed under System Integration Revenue, the Company has shifted its focus in China away from the system integration business to the emerging high potential work flow/office automation market leveraging its eSignature technology and strategic channel partners.

Results of Operations

The following table provides unaudited financial information for each of the Company’s two segments.

	Years Ended December 31,
	2005	2004	2003
Handwriting recognition
eSignature	$1,837	$6,158	$1,530
eSignature China	230	120	319
Natural input	1,054	969	518
Total Handwriting recognition	$3,121	$7,247	$2,367
Systems integration China	—	37	667

Total revenues	$3,121	$7,284	$3,034

Cost of Sales
Handwriting recognition
eSignature	$105	$22	$124
Natural input	43	—	17
Systems integration	—	31	624
Total cost of sales	$148	$53	$765

Operating cost and expenses
Research and development	$1,144	$1,187	$1,302
Sales and Marketing	1,240	1,306	905
General and administrative	2,173	2,483	2,219
Total operating costs and expenses	$4,557	$4,976	$4,426

Interest and other income (expense) net, and Minority interest	$(172)	$(635)	$(188)
Amortization of loan discount and deferred financing cost	(2,275)	—	—

Net income (loss)	$(4,031)	$1,620	$(2,345)

	Years Ended December 31,
	2005	2004	2003
Amortization of intangible assets
Cost of sales	$49	$12	$14
General and administrative	378	379	379
Total amortization of intangible assets (See note 1)	$427	$391	$393

Years Ended December 31, 2005 and December 31, 2004

Revenues

Handwriting Recognition Segment. Handwriting recognition segment revenues include eSignature and natural input revenues.

eSignature revenue. eSignature revenues are derived from channel partners and end users. eSignature revenues declined 67%, or $4,211, to $2,067 for the year ended December 31, 2005, compared to $6,278 in the prior year as discussed below.

eSignature revenues through channel partners increased 28%, or $74, to $338 for the year ended December 31, 2005, compared to $264 in the prior year. The increase is due primarily to orders in the second and third quarters of 2005 from one of the Company’s resellers for its Sign-it® for Acrobat product for use by a major telecommunications company.

eSignature revenues from sales to end users decreased 75%, or $4,396, to $1,498, for the year ended December 31, 2005, compared to $5,894 in the prior year period. The decrease in eSignature sales to end users was due primarily to the sale of the Company’s eSignature products to Wells Fargo Bank and a large national insurance company in the first and third quarters in 2004.

eSignature revenues in China increased 92%, or $110, to $230, for the year ended December 31, 2005, as compared to $120 in the prior year period. The increase in China eSignature revenues was due to a new agreement with eCom Asia Pacific Pty Ltd (“eCom”). The new agreement appoints eCom as exclusive master reseller for CIC products to end users and resellers with the authority and responsibility to create optimal distribution channels within the People’s Republic of China. This agreement provides for guaranteed minimum quarterly royalties over a two-year period. eCom is one of the world’s most experienced eSignature solutions providers and has been a proven reseller and integrator of CIC eSignature products in the Asia Pacific region for over six years. eCom has highly visible deployments including Prudential Plc in Singapore, Malaysia and Hong Kong. The partnership with eCom is targeted to achieve our objective of establishing enhanced sales coverage in China leveraging our new SignatureOne™ technology with a trusted and proven partner. The Company believes that the channel partner strategy will deliver increasing and sustained revenue growth.

The Company made an investment in new sales personal during 2005. The Company believes that this investment will increase corporate eSignature revenues in the near term through a stronger focus and presence in its target markets. In addition, the Company believes that the sales of smaller pilot deployments of its products to customers will lead to greater sales in future periods as the customers roll out their applications on wider scales. However, the timing of customer product roll outs is difficult to project due to many factors beyond the Company’s control. The Company views eSignature as a high potential revenue market and intends to continue to place increasing focus on this market.

Natural Input revenues. Natural Input revenues are derived from OEM’s and web-based sales.

Revenue from the sales of the Company’s natural input products, which include Jot, increased 9%, or $85, to $1,054 for the year ended December 31, 2005, compared to $969 in the prior year as discussed below.

Natural input product revenues through OEM’s increased 22%, or $187, to $1,027 for the year ended

December 31, 2005, compared to $840 in the prior year. The increase is due primarily to new product upgrades of the Company’s Jot® product purchased by Sony Ericsson and additional royalties from Fossil Inc. These increases were offset by a 8% decrease in royalties received from Palm Source compared to the prior year.

Online/retail revenues decreased 79%, or $102, to $27 for the year ended December 31, 2005, as compared to $129 in the prior year period. In early 2003, PalmSource announced that it had licensed CIC’s Jot® handwriting recognition software to replace Graffiti® as the standard and only handwriting software on all new Palm Powered® devices. The embedding of Jot on Palm related devices had a negative impact on the online/retail sales by limiting the number of older units that would be upgraded. The transition to Jot based PalmSource operating systems by OEM’s was completed in the third quarter of 2004 and the Company no longer offers its products through online/retail outlets. CIC has phased out the consumer offering of its Palm OS products. Jot continues to be embedded in the PalmSource OS that is used by leading handheld computer and smartphones suppliers.

Systems Integration revenues.

There were no system integration segment revenues for the year ended December 31, 2005. System integration segment revenue declined 100%, or $37, to $0, as compared to $37 in the prior year period. The decline in system integration revenue reflects the decision made in late 2003 not to continue in or expand this low margin, labor intensive business, which would require significant increases in base costs to provide turn-key capabilities. The system integration business has become highly competitive with a low barrier to entry. It is increasingly comprised of small Chinese-owned businesses with virtually no differentiation in service offerings and primarily competing on price and relationships. Our focus in China is on the emerging high potential workflow/office automation market leveraging our eSignature technology and strategic channel partners.

Cost of Sales.

Handwriting recognition.

eSignature. eSignature cost of sales increased 425%, or $85, to $105 for the twelve months ended December 31, 2005, as compared to $20 in the prior year. The increase is primarily due to increases in capital software amortization of $27 and engineering costs amounting to $77 associated with development contracts. eSignature costs of sales will fluctuate in the future depending on the volume of revenue generating development contracts and increases in capital software amortization related to upgrades and enhancements made to the eSignature products.

Natural input. Natural input cost of sales increased $43, to $43 for the year ended December 31, 2005, as compared to $0 in the prior year. This increase is primarily due to capitalized software development amortization resulting from upgrades and enhancements made to the Jot product in 2005 and to $8 in engineering costs associated with development contracts. Natural input cost of sales will fluctuate for the same reasons mentioned above,

System integration

System integration cost of sales declined $33, to $0 for the year ended December 31, 2005, as compared to $33 in the prior year. The decline in system integration revenue reflects the decision made in late 2003 not to continue in or expand this low margin, labor intensive business, which would require significant increases in base costs to provide turn-key capabilities. The system integration business has become highly competitive with a low barrier to entry. It is increasingly comprised of small Chinese-owned businesses with virtually no differentiation in service offerings and primarily competing on price and relationships. Our focus in China is on the emerging high potential workflow/office automation market leveraging our eSignature technology and strategic channel partners.

Operating expenses

Research and Development Expenses. Research and Development expense decreased 4%, or $43, to $1,144 for the year ended December 31, 2005, as compared to $1,187 in the prior year period. Engineering expenses consist primarily of salaries and related costs, outside engineering, maintenance items, and allocated facilities expenses.

Salaries and related expense increased 33%, or $290, to $1,171 for the year ended December 31, 2005, as compared to $881 in the prior year period, due primarily to the addition of two engineers and three part-time test engineers. Outside engineering cost and expenses increased 1229%, or $86, to $93 for the year ended December 31, 2005, compared to $7 in the prior year period. The increase was due primarily to the use of outside engineering services to complete a joint development project. The Company maintains a relationship with an outside engineering group familiar with its products and may draw on their services, as required, which could have a material effect on the amount of outside engineering expense reported. Capitalized software development costs increased 564%, or $254, to $299 for the year ended December 31, 2005, compared to $45 in the prior year period. The increase in capitalized software development cost was due to new product development and significant upgrades and enhancements made to the Company’s natural input and eSignature products. Capitalization of software development costs are expected to remain at increased amounts for the foreseeable future. Engineering costs charged to cost of sales increased $85 compared to $0 in the prior year periods. The increase is primarily due to customer paid development orders completed in 2005. Other engineering expenses decreased 23%, or $80, to $264 for the twelve months ended December 31, 2004 as compared to $344 in the prior year period. The decrease was primarily due to an increase in allocated sales engineering support costs, offset by higher facilities and depreciation expense.

Sales and Marketing Expenses. Sales and marketing expenses decreased 5%, or $66, to $1,240 for the year ended December 31, 2005, compared to $1,306 in the prior year period. Sales and marketing expenses consist of salaries, commissions and related expenses, professional services, advertising and promotion, general office and allocated facilities expenses. Salaries and related expenses increased 21%, or $109, to $626 for the year ended December 31, 2005, compared to $517 in the prior year period. The increase in salaries and related expense was due primarily to the increase in headcount of two sales persons. Commission expense decreased 54%, or $170, to $144 for the year ended December 31, 2005, compared to $314 in the prior year period. The decrease in commission expense was due primarily to a decrease in revenues. Travel and entertainment decreased 47%, or $40, to $45 for the year ended December 31, 2005, compared to $85 in the prior year period. This decrease was due to the changes in geographic location of the new sales staff that required less travel expense to potential customer locations. Recruiting expense increased 138%, or $47, to $81 for the year ended December 31, 2005, compared to $34 in the prior year period. The increase was due to the hiring of additional sales staff utilizing professional search firms. Other expense, including general office and allocated facilities expenses declined 3%, or $11, to $344 for the year ended December 31, 2005, compared to $355 in the prior year period. The Company anticipates that sales and marketing expenses, net of commissions, will continue to increase in the near term as it strengthen its sales staff and efforts in pursuit of new opportunities in the eSignature market space. The Company continues to pursue a channel strategy for its eSignature products. The Company believes the channel strategy, along with its current and potential partners, will produce increasing revenues in the near term.

General and Administrative Expenses. General and administrative expenses decreased 12%, or $310, to $2,173, for the year ended December 31, 2005, compared to $2,483 in the prior year period. General and administrative expense consists of salaries, professional fees, investor relations expenses, patent amortization and office and allocated facilities costs. Salaries and wages increased 3%, or $26, to $770 for the year ended December 31, 2005, compared to $744 in the prior year period. The increase was due primarily to increases in employee salaries. Professional service expense, which include consulting, legal and outside accounting fees, increased 6%, or $32, to $574 for the year ended December 31, 2004, compared to $542 in the prior year period. The increase was due primarily to an increases in legal fees associated with the infringement litigation related to the enforcement of its patents by the Company. The Company’s bad debt expense decreased 97%, or $144, to $4 for the year ended December 31, 2005, compared to $148 in the prior year period. The decrease was primarily due to providing a reserve for the channel partner receivables of the Joint Venture. At this time, the Company believes that its provision for bad debts is adequate. Other administrative expenses decreased 21%, or $224, to $825 for the year ended December 31, 2005, compared to $1,049 in the prior year period. The decrease was due primarily to spending reductions. The Company believes that its General and Administrative expenses will remain stable for the near term.

Interest income and other income (expense), net

Interest income and other income (expense), net decreased 64%, or $30, to $17 for the year ended December 31, 2005, compared to $47 in the prior year period. The decrease is primarily due to the disposal of fixed assets by the joint venture.

Interest expense

Interest expense decreased 60%, or $306, to $208 for the year ended December 31, 2005, compared to $514 in the prior year period. The decrease was primarily due to reductions in the amount of debt as the result of conversions of the notes into shares of common stock (See Note 6 in the Consolidated Financial Statements of this Form 10-K/A).

Amortization of loan discount, which includes warrant and beneficial conversion feature costs, and deferred financing costs, associated with the convertible notes increased 1117%, or $2,088, to $2,275 for the year ended December 31, 2005, compared to $187 in the prior year. The increase was due to the amortization of the loan discount and deferred financing costs related the conversion of $2,322 of the convertible notes during the twelve months ended December 31, 2005 (See Note 6 in the Consolidated Financial Statements of this Form 10-K/A). The Company will be required to amortize an additional $895 to interest expense over the life of the convertible notes or sooner if the notes are converted before the due date.

Years Ended December 31, 2004 and December 31, 2003

Revenues

Handwriting Recognition Segment. Handwriting recognition segment revenues include eSignature and natural input revenues.

eSignature revenue. eSignature revenues are derived from channel partners and end users. eSignature revenues increased 240%, or $4,429, to $6,278 for the year ended December 31, 2004, compared to $1,849 in the prior year as discussed below.

eSignature revenues through channel partners decreased 49%, or $253, to $264 for the year ended December 31, 2004, compared to $517 in the prior year. The decrease is due primarily to a large order in the second quarter of 2003 from one of its resellers.

eSignature revenues to end users increased 482%, or $4,881, to $5,894, for the year ended December 31, 2004, compared to $1,013 in the prior year period. The increase in eSignature revenues was due primarily to sales to large national customers in the insurance and banking industries. The Company believes that the sales of smaller pilot deployments to large national eSignature customers will lead to greater sales in future periods as the customers roll out their applications on a wider scale. However the timing of customer product roll out is difficult to project due to many factors beyond the Company’s control. The Company views eSignature as a high potential revenue market and intends to continue to place increasing focus on this market.

eSignature revenues in China decreased 62% or $199, to $120, for the year ended December 31, 2004, as compared to $319 in the prior year period. This decline represents both the impact of delays in rolling out CICC’s channel strategy as well as the passage of China’s E-Sign Law in August of 2004. Achieving accelerated and sustained revenue growth in China by leveraging resellers to provide China wide market coverage requires investment in both time and resources. Training resellers’ sales forces and committing the upfront engineering resources required to embed our eSignature software into partners’ total solutions was anticipated and fundamental to achieving China-wide sales coverage. The anticipation and final passage of China’s E Sign Law, however, significantly dampened sales results, especially in the last half of 2004, as both resellers and end user customers awaited the implications of the law on product functionality. However, passage of this Law is an overall positive event in that it provides the framework for product functionality and standards required to accelerate acceptance and growth for our technology in China. It does, however, require new market validation studies and considerable engineering effort to localize our newer technologies to meet the China market requirements. This has led to our current strategy of identifying and focusing on fewer strategic partners/resellers in China. Specifically, those capable of both market validation and possessing a high level of engineering competence and effective selling to target market applications.

Natural Input revenues. Natural Input revenues are derived from OEM’s and web-based sales.

Revenues from the sales of the Company’s natural input products, which include Jot, increased 87%, or $451, to $969 for the year ended December 31, 2004, compared to $518 in the prior year.

Natural input OEM revenues increased 285%, or $621, to $839 for the year ended December 31, 2004, compared to $218 in the prior year period. The increase in natural input OEM revenues was due primarily to royalties from the shipment by PalmSource of its operating system containing the Company’ Jot software. The Company expects natural input channel partner and OEM revenues to increase in the future as new customers are identified and new agreements are signed.

Online/retail revenues for the Company’s natural input products decreased 57% or $170, to $130 for the year ended December 31, 2004, compared to $300 in the prior year period. In early 2003, PalmSource announced that it had licensed CIC’s Jot® handwriting recognition software to replace Graffiti® as the standard and only handwriting software on all new Palm Powered® devices. The embedding of Jot on Palm related devices had a negative impact on the online/retail revenues. The transition to Jot based PalmSource operating systems by OEM’s was completed in the third quarter of 2004 and the Company believes that the online/retail revenues have stabilized for the near term.

Systems Integration.

System integration segment revenue declined 95%, or $630, to $37 for the year ended December 31, 2004, compared to $667 in the prior year period. The decline in system integration revenue reflects the decision made in late 2003 not to continue in or expand this low margin, labor intensive business, which would require significant increases in base costs to provide turn-key capabilities. The SI business has become highly competitive, with a low barrier to entry. It is increasingly comprised of small Chinese owned businesses with virtually no differentiation in service offerings and primarily competing on price and relationships. Our focus in China is on the emerging high potential workflow/office automation market leveraging our eSignature technology and strategic channel partners.

Cost of Sales.

Handwriting recognition.

Handwriting recognition segment cost of sales includes eSignature, Natural input and China software sales costs. Such costs are comprised of royalty and import tax payments, third party hardware costs, direct mail costs, engineering direct costs and amortization of intangible assets excluding patents.

eSignature. eSignature cost of sales decreased 82%, or $102, to $22 for the year ended December 31, 2004, as compared to $124 in the prior year. The decline was primarily due to the sale of less third party hardware along with the Company’s software products. Cost of sales may increase in the future depending on the customers decision to purchase from the Company its software solution and third party hardware as a complete package rather than buying individual components from separate vendors.

Natural input. Natural input cost of sales decreased 100%, or $17, to $0 for the year ended December 31, 2004, compared to $17 in the prior year period. The decrease was due to the use of software reseller web sites to move its products rather than maintaining an internal online store. The Company does not anticipate a material increase in costs associated with the online/retail sales.

Systems Integration.

China Systems integration segment cost of sales decreased 95%, or $593, to $31 for the twelve months ended December 31, 2004, compared to $624 in the prior year period. The decrease in costs was due primarily to the reduction in sales during the twelve months ended December 31, 2004 as compared to the prior year. The Company expects that system integration cost of sales will decrease over time as the Company has decided not to pursue system integration revenues beyond 2004 but to continue to increase its focus on the emerging high potential eSignature/office automation market in China.

Operating expenses

Research and Development Expenses. Research and Development expense decreased 9%, or $115, to $1,187 for the year ended December 31, 2004, as compared to $1,302 in the prior year period. Engineering expenses consist primarily of salaries and related costs, outside engineering, maintenance items, and allocated facilities expenses. Salaries and related expense increased 6%, or $53, to $881 for the year ended December 31, 2004, as compared to $828 in the prior year period, due primarily to increases in salaries and related expenses. Outside engineering cost and expenses declined 77%, or $24, to $7 for the year ended December 31, 2004, compared to $31 in the prior year period. The decline was due primarily to a reduction in the use of outside engineering services compared to the prior year. The Company maintains a relationship with an outside engineering group familiar with its products and may draw on their services, as required, which could have a material effect on the amount of outside engineering expense reported. Capitalized software development costs increased 100%, or $45, as compared to $0 in the prior year period. The increase in capitalized software development was due to new product development and significant upgrades and enhancements being made to the Company’s natural input and eSignature products. Capitalization of software development costs are expected to remain at increased amounts for the foreseeable future. Other engineering expenses decreased 22%, or $99, to $344 for the twelve months ended December 31, 2004 as compared to $443 in the prior year period. The decrease was primarily due to lower maintenance and depreciation expense compared to the prior year periods. The Company believes that the reductions in engineering expenses will not have an adverse effect on its product engineering and development efforts due to its ability to call on outside engineering services as required.

Sales and Marketing Expenses. Sales and marketing expenses increased 44%, or $401, to $1,306 for the year ended December 31, 2004, compared to $905 in the prior year period. Sales and marketing expenses consist of salaries, commissions and related expenses, professional services, advertising and promotion, general office and allocated facilities expenses. Salaries and related expenses increased 51%, or $175, to $517 for the year ended December 31, 2004, compared to $342 in the prior year period. The increase in salaries and related expense was due primarily to the increase in headcount of one executive level employee and, to a lesser extent, increases in employee salaries. Commission expense increased 214%, or $214, to $314 for the year ended December 31, 2004, compared to $100 in the prior year period. The increase in commission expense was due primarily to an increase in revenues compared to the prior year. Travel and entertainment increased 102%, or $43, to $85 for the year ended December 31, 2004, compared to $42 in the prior year period. This increase was due to the increase in the sales employee headcount, and an increased amount of travel. Recruiting expense increased 75%, or $15, to $35 for the year ended December 31, 2004, compared to $20 in the prior year period. The increase was due to the hiring of an executive level employee through an executive level search firm. Other expense, including general office and allocated facilities expenses declined $46, or 11%, to $355 for the year ended December 31, 2004, compared to $401 in the prior year period. The Company anticipates that sales and marketing expenses will continue to increase in the near term as we strengthen our sales efforts through increasing headcount to pursue new opportunities in the eSignature market space. The Company continues to pursue a channel strategy for its eSignature products. The Company believes the channel strategy, along with its current and potential partners, will produce increasing revenues in the near term.

General and Administrative Expenses. General and administrative expenses increased 12%, or $264, to $2,483, for the year ended December 31, 2004, compared to $2,219 in the prior year period. General and administrative expense consists of salaries, professional fees, investor relations expenses, patent amortization and office and allocated facilities costs. Salaries and wages increased 5%, or $34, to $744 for the year ended December 31, 2004, compared to $710 in the prior year period. The increase was due primarily to increases in employee salaries. Professional service expense, which include consulting, legal and outside accounting fees, increased 16%, or $74, to $542 for the year ended

December 31, 2004, compared to $468 in the prior year period. The increase was due primarily to an increases in legal fees associated the infringement litigation of Company’s patent during the twelve months ended December 31, 2004, compared to the prior year. The Company increased its expense for bad debts 300%, or $111, to $148, for the year ended December 31, 2004, compared to $37 in the prior year period. The increase was to cover the slow payment cycle of channel partner receivables of the Joint Venture. At this time, the Company believes that its provision for bad debts is adequate. Other administrative expenses decreased 3%, or $29, to $975 for the year ended December 31, 2004, compared to $1,004 in the prior year period. The decrease was due primarily to spending reductions. The Company believes that its General and Administrative expenses will remain fairly stable for the near term.

Interest income and other income (expense), net

Interest income and other income (expense), net, increased 460%, or $46, to $47 for the year ended December 31, 2004, compared to $1 in the prior year period. The increase was due to an increase in interest income due to larger cash balances and to a refund of value added tax related to the tax year 2003 received by the Joint Venture in 2004.

Interest expense

Interest expense increased 242%, or $496, to $701 for the year ended December 31, 2004, compared to $205 in the prior year period. The increase in interest expense was due to the amortization of fees to Cornell Capital Partners, LP associated with the $750 in short-term debt, the $3,500 loan from Cornell Capital Partners, LP, (See Note 4 of the condensed consolidated financial statements) and interest on the long term debt. In addition the Company is amortizing through interest expense the deferred financing costs and debt discount associated with its long term debt (See Note 6 of the condensed consolidated financial statements).

Liquidity and Capital Resources

Cash and cash equivalents at December 31, 2005 totaled $2,849, compared to cash and cash equivalents of $4,736 at December 31, 2004. This decrease is primarily attributable to $1,428 used by operations, $406 used in investing activities and $53 used in financing activities. The effect of exchange rate changes on cash was immaterial.

The cash used by operations was primarily due to a net loss of $4,031, an increase in accounts receivable of $131, an increase in prepaid expenses of $63 and reductions in accrued compensation and other accrued liabilities of $23 and $108, respectively. The cash used in operations was offset by depreciation and amortization of $466, amortization of the loan discount and deferred financing costs of $1,706 and $553, respectively, an increase in deferred revenue of $99, and $43 from the disposal of fixed assets. In addition, cash outflows were offset by a $47 increase in accounts payable, stock issued for services of $10 and reductions to the provision for bad debts of $4.

The cash used in investing activities of $406 was due to the purchase of computer equipment and third party software for internal use of $107 and for capitalized software of $299.

The $53 used in financing activities consisted primarily of the payment of short-term and long-term debt of $49 and $9 in payments on capital lease obligations.

Accounts receivable increased 36%, or $127, to $483, net of $387 provided for potentially uncollectable accounts, for the year ended December 31, 2005 compared to $356 at December 31, 2004. The increase is due to a $170 increase in the Company’s fourth quarter 2005 sales compared to the prior year. The Company expects that the fluctuations in accounts receivable will continue in the foreseeable future due to volumes and timing of revenues from quarter to quarter.

Deferred financing cost decreased 71%, or $553, to $221 at December 31, 2005, compared to $774 at December 31, 2004. The deferred financing costs are associated with the November 2004 financing (See “Financing” below). The non-cash deferred financing costs will be amortized to interest expense over 22 months or, the life of the convertible notes, whichever is shorter.

Prepaid expenses and other current assets increased 60%, or $63, to $168 at December 31, 2005, compared to $105 at December 31, 2003. The increase is primarily due the timing of the billings of annual maintenance and other prepaid contracts. Prepaid expenses generally fluctuate due to the timing of annual insurance premiums and maintenance and support fees, which are prepaid in December and June of each year.

Current liabilities, which include deferred revenue, are $1,363 at December 31, 2005, compared to $1,401 at December 31, 2004, a decline of $38. Payment of the Company’s $44 short-term and related party debt in June 2005 is the primary reason for the decline. Deferred revenue was $557 at December 31, 2005, compared to $458 at December 31, 2004. The increase primarily reflects advance payments for products and maintenance fees from the Company’s licensees, which are generally recognized as revenue by the Company when all obligations are met or over the term of the maintenance agreement.

Financing.

In 2004, the Company entered into a unsecured Note and Warrant Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”), each dated as of October 28, 2004. The financing, a combination of debt and equity, closed November 2, 2004. The proceeds to the Company were approximately $3,885, net of $310 in commissions and legal expenses. H.C. Wainwright & Co., Inc. (“Wainwright”), acted as placement agent. As placement agent for the Company, at closing Wainwright received $731 in commissions, legal fees and warrants. The commissions of approximately $285, and legal fees of $25, mentioned above, were paid in cash. The Company issued warrants to Wainewright to acquire 1,218 shares of the Company’s common stock. Of the warrants issued, 870 are exercisable at $0.46 and 348 are exercisable at $0.51. The Company has ascribed the value of $421 to the Wainwright warrants which was recorded as deferred financing costs in the balance sheet at December 31, 2004. The fair value ascribed to the Wainwright warrants was estimated on the commitment date using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 3.21%; expected life of 3 years; expected volatility of 100%; and expected dividend yield of 0%. The Company has used and expects to continue to use the proceeds of the financing for additional working capital.

Under the terms of the financing, the Company issued to certain accredited investors convertible promissory notes in the aggregate principal amount of $4,195 and warrants to acquire 3,632 shares of the Company’s common stock at an exercise price of $0.508 per share. The notes accrue interest at the rate of 7% per annum, payable semi-annually, and are convertible into shares of the Company’s common stock at the rate of $0.462 per share. The Company has ascribed a value of $982 to the investor warrants, which is recorded as a discount to notes payable in the balance sheet at December 31, 2004. The fair value ascribed to the warrants was estimated on the commitment date using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 3.21%; expected life of 3 years; expected volatility of 100%; and expected dividend yield of 0%. In addition to the fair value ascribed to the warrants, the Company had ascribed $1,569 to the beneficial conversion feature in the convertible notes, which was recorded as a discount to notes payable in the balance sheet at December 31, 2004. The values ascribe to the warrants and beneficial conversion feature follow the guidance of the EITF Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, and ETIF Issue No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments” of the FASB’s Emerging Issues Task Force. The fair value of the warrants and beneficial conversion feature is amortized to expense over the life of the convertible notes or upon earlier conversion using the effective interest method. As of December 31, 2005, the Company had amortized to interest expense approximately $2,462 of the loan discount and deferred financing costs. The balance due under the convertible notes is shown net of the remaining $674 unamortized discount on the accompanying consolidated balance sheet. During twelve months ended December 31, 2005, the investors converted $2,322 of the notes in exchange for 5,091 shares of the Company’s common stock. If the remaining aggregate principal amount owing under the notes is converted, the Company will issue 3,989, shares of its common stock. If the notes are not converted, all remaining principal and accrued but unpaid interest will be due October 28, 2007. The Company may pay accrued interest in cash or in shares of Company common stock, issued at the market price for the common stock calculated prior to the interest payment. The Company does not currently intend to pay accrued interest with shares of its common stock.

The above warrants expire on October 28, 2009. The Company may call the warrants if the Company’s common stock trades at $1.00 or above for 20 consecutive trading days. Wainwright will be paid approximately $28 in the aggregate if all of the investor warrants are exercised. The Company will receive proceeds of approximately $1,845 if all of the investor warrants are exercised.

On April 20, 2004, the Joint Venture borrowed the aggregate equivalent of $36, denominated in Chinese currency, from a Chinese bank. The proceeds of the loan are to be used for working capital purposes until the channel sales strategy is fully implemented and sales increase. The loan bore interest at 5.3% per annum and was paid in April 2005.

In June 2003, the Company’s 90% owned joint venture, Communication Intelligence Computer Corporation, Ltd., (the “Joint Venture’) borrowed from one of its directors approximately $24 denominated in U. S. dollars to purchase equipment used in the Company’s operations. The note bore interest at the rate of 5% per annum, and was due in June 2006. In June 2005, the equipment was sold and the remaining principal balance was paid off. Principal payments on related party debt for the year ended December 31, 2005 totaled $13.

Contractual Obligations.

The Company had the following material commitments as of December 31, 2005:

	Payments due by period
Contractual obligations	Total	2006	2007	2008	2009	2010	Thereafter
Long-term debt (1)	$1,169	$—	$1,169	$—	$—	$—	$—
Operating lease commitments (2)	1,601	309	236	264	272	280	240
Total contractual cash obligations	$2,770	$309	$1,405	$264	$272	$280	$240

(1)   Long-term debt is net of approximately $674 in discounts representing the fair value of warrants issued to the investors and the beneficial conversion feature associated with the convertible notes.

(2)   The operating lease commenced on November 1, 2002. The lease was renegotiated in December 2005 and extended for an additional 60 months. The base rent will increase approximately 3% per annum over the term of the lease, which expires on October 31, 2011.

As of December 31, 2005, the Company leased facilities in the United States and China totaling approximately 10,100 square feet. The Company’s rental expense for the years ended December 31, 2005, 2004, and 2003 was approximately $401, $443, and $450,  respectively. In December 2005 the Company extended its existing lease in Redwood Shores an additional 60 months. The extended lease term reduced the rent cost per square foot thus saving $156 in rent payments over the next 17 months. In addition to the base rent in the United States, the Company pays a percentage of the increase, if any, in operating cost incurred by the landlord in such year over the operating expenses incurred by the landlord in the base year. The Company believes the leased offices in the United States will be adequate for the Company’s needs over the term of the lease.

As of December 31, 2005, the Company’s principal source of liquidity was its cash and cash equivalents of $2,849. With the exception of 2004, in each year since the Company’s inception the Company has incurred losses. The Company believes that its current cash and resources, together with the expected revenue levels, will provide sufficient funds for planned operations for at least the next twelve months. However, if the Company is unable to generate adequate cash flow from sales or if expenditures required to achieve the Company’s plans are greater than expected the Company may need to obtain additional funds or reduce discretionary spending. There can be no assurance that additional funds will be available when needed or, if available, will be on favorable terms or in the amounts the Company may require. If adequate funds are not available when needed, the Company may be required to delay, scale back or eliminate some or all of its marketing and development efforts or other operations, which could have a material adverse effect on the Company’s business, results of operations and prospects.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk. The Company has an investment portfolio of fixed income securities that are classified as cash equivalents. These securities, like all fixed income instruments, are subject to interest rate risk and will fall in value if the market interest rates increase. The Company attempts to limit this exposure by investing primarily in short-term securities. The Company did not enter into any short-term security investments during the twelve months ended December 31, 2005.

Foreign Currency Risk. The Company operates a subsidiary in China and from time to time makes certain capital equipment or other purchases denominated in foreign currencies. As a result, the Company’s cash flows and earnings are exposed to fluctuations in interest rates and foreign currency exchange rates. The Company attempts to limit these exposures through operational strategies and generally has not hedged currency exposures.

Future Results and Stock Price Risk. The Company’s stock price may be subject to significant volatility. The public stock markets have experienced significant volatility in stock prices in recent years. The stock prices of technology companies have experienced particularly high volatility, including, at times, severe price changes that are unrelated or disproportionate to the operating performance of such companies. The trading price of the Company’s common stock could be subject to wide fluctuations in response to, among other factors, quarter-to-quarter variations in operating results, announcements of technological innovations or new products by the Company or its competitors, announcements of new strategic relationships by the Company or its competitors, general conditions in the computer industry or the global economy generally, or market volatility unrelated to the Company’s business and operating results.

Item 8. Consolidated Financial Statements and Supplementary Data

The Company’s audited consolidated financial statements for the years ended December 31, 2005, 2004, and 2003 begin on page F-1 of this Annual Report on Form 10-K/A, and is incorporated into this item by reference.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosures

None

Item 9A. Controls and Procedures

Disclosure Controls

Under the supervision and with the participation of the Company’s management, including the Company’s Chief Executive Officer and Chief Financial Officer, the Company has evaluated the effectiveness of the design and operation of its disclosure controls and procedures pursuant to applicable rules under the Securities Exchange Act of 1934, as amended, as of December 31, 2005. Based on that evaluation, the Company’s Chief Executive Officer and Chief Financial Officer have concluded that these disclosure controls and procedures are effective.

The Company does not expect that its disclosure controls and procedures will prevent all error and all fraud. A control procedure, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control procedure are met. Because of the inherent limitations in all control procedures, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. The Company considered these limitations during the development of its disclosure controls and procedures, and will continually reevaluate them to ensure they provide reasonable assurance that such controls and procedures are effective.

Internal Controls and Procedures

There have not been any changes in the Company’s internal control over financial reporting (as such term is defined in
Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the Company’s fourth fiscal quarter that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

Item 9B. Other Information

None.

PART III

Item 10. Directors and Executive Officers of the Registrant

Directors

The following table sets forth certain information concerning the Directors:

Name	Age	Year First Elected or Appointed

Guido D. DiGregorio	67	1997
Michael Farese (1), (2), (3), (4)	58	2002
Louis P. Panetta (1), (2), (3), (4)	56	2000
C. B. Sung (1), (2), (3), (4)	80	1986
David E. Welch (1), (4)	58	2004

(1)     Member of the Audit Committee

(2)     Member of the Finance Committee

(3)     Member of the Compensation Committee

(4)     Member of the Nominating Committee

The business experience of each of the directors for at least the past five years includes the following:

Guido D. DiGregorio was elected Chairman of the Board in February 2002, Chief Executive Officer in June 1999 and President in November 1997. From November 1997 to June 1999, he was also the Company’s Chief Operating Officer. He was a partner in DH Partners, Inc. (a management consultant firm) from 1996 to 1997. Prior to that Mr. DiGregorio was recruited by a number of companies to reverse trends of financial losses, serving as President and CEO of each of the following companies: Display Technologies, Inc. (a manufacturer of video data monitors) from 1994 to 1996, Superior Engineering Corp. (a producer of factory-built gas fireplaces) from 1991 to 1993, Proxim, Inc. (wireless data communications) from 1989 to 1991, Maxitron Corp. (a manufacturer of computer products) from 1986 to 1989 and Exide Electronics (producer of computer power conditioning products) from 1983 to 1986. From 1966 to 1983, Mr. DiGregorio was employed by General Electric in various management positions, rising to the position of General Manager of an industrial automation business.

Mike Farese was elected a director of the Company in February 2002. Mr. Farese has over thirty years of broad based telecommunications industry experience including an extensive background in cellular and wireless subscriber equipment. Mr. Farese has been Senior Vice President of engineering at Palm, Inc. from September 2005 to present. He was the President & CEO of WJ Communications, a Silicon Valley-based manufacturer of innovative broadband communications products for current and next generation wireless communications networks from March 2002 to March 2005. Prior to joining WJ Communications, Mr. Farese was President & CEO, Tropian Inc. from 1999 to 2002. Prior to that he held numerous senior management positions including Vice President & General Manager-Global Personal Networks, Motorola, Vice President & General Manager-American Business Group, Ericsson, Vice President, Product Planning & Strategy, Nokia, Executive Director-Business Systems, ITT and Division Manger-Networks Business Systems, AT&T.

Louis P. Panetta was elected a director of the Company in October 2000. From November 2001 to September 2003 Mr. Panetta was a member of the Board of Directors of Active Link. Mr. Panetta was Vice President of Marketing

and Investor Relations with Mobility Concepts, Inc. (a wireless Systems Integrator), a subsidiary of Active Link Communications from February 2001 to April 2003. Mr. Panetta was President and Chief Operating Officer of PortableLife.com (e-commerce products provider) from September 1999 to October 2000 and President and Chief Executive Officer of Fujitsu Personal Systems (a manufacturer of computer hardware) from December 1992 to September 1999. From 1995 to 1999, Mr. Panetta served on the Board of Directors of Fujitsu Personal Systems.

C.B. Sung was elected a director of the Company in 1986. Mr. Sung has been the Chairman and Chief Executive Officer of Unison Group, Inc. (a multi-national corporation involved in manufacturing, computer systems, international investment and trade) since 1986 and Unison Pacific Corporation since 1979. He also serves on the Board of Directors of several private companies and non-profit organizations.

David E. Welch was elected a director in March 2004 and serves as the financial expert on the Audit Committee. From July 2002 to present Mr. Welch has been the principal of David E. Welch Consulting, a financial consulting firm, Mr. Welch has also been Vice President and Chief Financial Officer of American Millennium Corporation, Inc., a provider of satellite based asset tracking and reporting equipment, from April 2004 to present. Mr. Welch was Vice President and Chief Financial Officer of Active Link Communications, a manufacturer of telecommunications equipment, from 1999 to 2002. Mr. Welch has held positions as Director of Management Information Systems and Chief information Officer with Micromedex, Inc and Language Management International from 1995 through 1998. Mr. Welch is a member of the Board of Directors of Advanced Neutraceuticals, Inc. and AspenBio, Inc. Mr. Welch is a Certified Public Accountant licensed in the state of Colorado.

EXECUTIVE OFFICERS

The following table sets forth the name and age of each executive officer of the Company, and all positions and offices of the Company presently held by each of them.

Name	Age	Positions Currently Held

Guido D. DiGregorio	67	Chairman of the Board, Chief Executive Officer and President,
Francis V. Dane	55	Chief Legal Officer, Secretary and Chief Financial Officer
Russel L. Davis	41	Chief Product Officer

The business experience of each of the executive officers for at least the past five years includes the following:

Guido D. DiGregorio – see above.

Francis V. Dane was appointed the Company’s Secretary in February of 2002, its Chief Financial Officer in October 2001, its Human Resources Executive in September 1998 and he assumed the position of Chief Legal Officer in December of 1997. From 1991 to 1997 he served as a Vice President and Secretary of the Company, and from 1988 to 1992 as its Chief Financial Officer and Treasurer. Since July of 2000, Mr. Dane has also been the Secretary and Treasurer of Genyous Biomed International Inc. (including its predecessors and affiliates). a biotechnology venture capital and incubation company. From October 2000 to April 2004, Mr. Dane served as a director of Perceptronix Medical, Inc. and SpectraVu Medical Inc., two companies focused on developing improved methods for the early detection of cancer. From October 2000 to June 2003. Mr. Dane was a director of CPC Cancer Prevention Centers Inc., a company that is developing a comprehensive cancer prevention program based upon the detection of early stage, non-invasive cancer. Prior to this Mr. Dane spent over a decade with PricewaterhouseCoopers, his last position was that of Senior Manager, Entrepreneurial Services Division. Mr. Dane is a member of the State Bar of California and has earned a CPA certificate from the states of Connecticut and California.

Russell L. Davis rejoined the Company as Chief Product Officer in August of 2005. He served as CTO of SiVault Systems, from November of 2004 to August of 2005. Mr. Davis originally joined CIC in May of 1997 and was appointed Vice President of Product Development & Support in October of 1998. Prior to this, Mr. Davis served in a number of technical management roles including; Director of Service for Everex Systems, Inc., a Silicon Valley based PC manufacturer and member of the Formosa Plastics Group, managing regional field engineering operations for Centel Information Systems, which was acquired by Sprint. He also served in the United States Navy supervising shipboard Electronic Warfare operations.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a written code of business conduct and ethics, known as our Code of Business Conduct and Ethics, which applies to all of our directors, officers, and employees, including our principal executive officer, our principal financial and accounting officer, and our Chief product officer. A copy of the Code of Business Conduct and Ethics is posted on the Company’s web site, at www.cic.com.

Item 11. Executive Compensation

The following table sets forth compensation awarded to, earned by or paid to the Company’s President, regardless of the amount of compensation, and each executive officer of the Company serving as of December 31, 2005 whose total annual salary and bonus for 2005 exceeded $100,000 (collectively, the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary		Other Annual Compensation	Securities Underlying Options
Guido DiGregorio	2005	$322,875	(1)	—	1,700,000
Chairman, President and Chief Executive Officer	2004	$259,371	(1)	—	—
	2003	$206,250	(1)	—	—

Francis V. Dane	2005	$146,643		—	143,943
Chief Legal Officer, Secretary and	2004	$138,125		—	100,000
Chief Financial Officer	2003	$128,500		—	100,000

Russel L. Davis
Chief Product Officer	2005	$48,303	(2)	—	500,000

(1) Mr. DiGregorio’s salary was increased in February 2002 to $250,000. Mr. DiGregorio deferred approximately $70,000 in salary payments to ease cash flow requirements. Mr. DiGregorio may resume payment of his full salary at any time, and payment of deferred amounts may be demanded by Mr. DiGregorio at any time after December 31, 2002 and 2003, respectively. Mr. DiGregorio was paid his deferred salary from 2002 and 2003 of approximately $64, and $70 in January 2003 and 2004, respectively.

(2) Mr. Davis was named as an executive officer as of August 31, 2005.

Option Grants in 2005

In late 1998, the Company assessed the option position of each of its employees, considering factors including, job descriptions and responsibilities, potential for future contributions and current option positions and salaries in relation to competitive employment opportunities that might be available to individual employees. As a result of this assessment, on January 12, 1999, the Company issued options to virtually all of its employees. Such options were issued with a seven year life and as such unexercised options from those grants will expire on January 12, 2006. To acknowledge the past seven years (and in many cases more) of service and to motivate employees to remain with the Company, on December 19, 2005, the Company granted options to employees in an amount equal to their options expiring on January 12, 2006. Such options were granted with immediate vesting, a seven year life and with an exercise price for 25% of the options at market value and the remaining 75% at $0.75 (the exercise price of the January 12, 1999 option grants). Accordingly, on December 19, 2005, Francis V. Dane and Guido DiGregorio were granted options to purchase 143,943 and 1,700,000 shares of the Company’s common stock respectively.

In August 2005 Mr. Davis was hired as Chief Product Officer and was granted options to purchase 500,000 shares of the Company’s common stock. The shares vested immediately. Such options were granted with immediate vesting, a seven year life and with an exercise price for 25% of the options at $0.57 (market value on the date of grant) and the remaining 75% at $0.75.

Aggregate Option Exercises in 2003 and Year-End Option Values

The following table sets forth certain information concerning the Named Executive Officers with respect to the exercise of options in 2004, the number of shares covered by exercisable and unexercisable stock options at December 31, 2004 and the aggregate value of exercisable and unexercisable “in-the-money” options at December 31, 2004.

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable(E)/ Unexercisable(U)	Value of Unexercised In-The-Money Options at Fiscal Year-End(1) Exercisable(E)/ Unexercisable(U)

Guido DiGregorio	—	$—	3,650,000 (E)	$42,500 (E)	(1)
Francis V. Dane	—	$—	309,852 (E)	$12,916 (E)	(1)
			134,091 (U)	682 (U)	(1)
Russel L. Davis	—	$—	500,000 (E)	$ — (E)	(1)

(1)   The value of unexercised in-the-money options was determined by using the difference between the closing sale price of the common stock on the Nasdaq Over the Counter Market as of December 31, 2005 ($0.43) and the exercise price of such options.

Item 12. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of (i) any person known to be the beneficial owner of more than 5% of any class of voting securities of the Company, (ii) each director and director nominee of the Company, (iii) each of the current executive officers of the Company named in the Summary Compensation Table under the heading “Executive Compensation” and (iv) all directors and executive officers of the Company as a group.

	Common Stock
Name of Beneficial Owner	Number of Shares	Percent of Class
Guido DiGregorio (1)	3,650,000	3.43%
C. B. Sung (2)	1,807,610	1.70%
Louis P. Panetta (3)	203,125	*
Michael Farese (4)	150,000	*

	Common Stock
Name of Beneficial Owner	Number of Shares	Percent of Class
Davie E. Welch, (5)	100,000	*
Francis V. Dane (6)	529,788	*
Russel L. Davis (7)	500,000	*
All directors and executive officers as a group (6 persons)	6,940,523	6.51%
Michael W. Engmann (8)	7,947,714	7.46%

*               Less than 1%.

(1)   Represents 3,650,000 shares, issuable upon the exercise of stock options exercisable within 60 days here of. The business address of Mr. DiGregorio is 275 Shoreline Drive, Suite 500, Redwood Shores, California 94065. See “Executive Compensation; Option Grants in 2005.”

(2)   Includes (a) 1,568,051 shares held by the Sung Family Trust, of which Mr. Sung is a trustee, (b) 3,369 shares held by the Sung-Kwok Foundation, of which Mr. Sung is the Chairman, and (c) 236,190 shares of common stock issuable upon the exercise of stock options , exercisable within 60 days here of. Mr. Sung may be deemed to beneficially own the shares held by the Sung Family Trust and the Sung-Kwok Foundation. The business address of Mr. Sung is, UNISON Group, 1001 Bayhill Dr., 2nd Floor, San Bruno, California 94066. See “Certain Relationships and Related Transactions.”

(3)   Represents 203,125 shares issuable upon the exercise of options exercisable within 60 days here of. Mr. Panetta’s business address is 827 Via Mirada, Monterey, California 93940. See “Certain Relationships and Related Transactions.”

(4)   Represents 150,000 shares issuable upon the exercise of stock options exercisable within 60 days hereof. The business address of Mr. Farese is 275 Shoreline Drive, Suite 500, Redwood City, CA 94065. See “Certain Relationships and Related Transactions.”

(5)   Represents 100,000 shares issuable upon the exercise of stock options exercisable with in 60 days here of. The business address of Mr. Welch is 1729 East Otero Avenue, Littleton, CO 80122. See “Certain Relationships and Related Transactions.”

(6)   Represents (a) 212 shares held by Mr. Dane and (b) 529,576 shares issuable upon the exercise of stock options exercisable within 60 days here of. The business address of Mr. Dane is 275 Shoreline Drive, Suite 500, Redwood Shores, California 94065. See “Executive Compensation; Option Grants in 2005.”

(7)   Represents 500,000 shares issuable upon the exercise of stock options within 60 days here of. The business address of Mr. Davis is 275 Shoreline Drive, Suite 500, Redwood Shores, California 94065. See “Executive Compensation; Option Grants in 2005.”

(8)   Represents (a) 2,622,907 shares held by MDNH Partners, L.P. of which Mr. Engmann is a partner and (b) 5,324,807 held by Mr. Engmann. Such shares were reported on Schedule 13G dated December 28, 2005. Mr. Engmann may be deemed to beneficially own the 2,622,907 shares held by MDNH Partners, L.P.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers, directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file certain reports with the Securities and Exchange Commission (the “SEC”) regarding ownership of, and transactions in, the Company’s securities. These officers, directors and stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports that are filed with the SEC. Based solely on a review of copies of such forms received by the Company and written representations received by the Company from certain reporting persons, the Company believes that for the year ended December 31, 2005 all Section 16(a) reports required to be filed by the Company’s executive officers, directors and 10% stockholders were filed on a timely basis.

Item 13. Certain Relationships and Related Transactions

Director Compensation

For their services as directors of the Company, all non-employee directors receive a fee of $1,000 for each Board of Directors meeting attended and all directors are reimbursed for all reasonable out-of-pocket expenses incurred in connection with attending such meetings. Directors are also eligible to receive stock options. In June 2005, Michael Farese, Louis Panetta, C. B. Sung and David Welch were each granted immediately exercisable non-qualified options to purchase 25,000 shares of common stock at an exercise price of $0.46, which options expire on June 27, 2012.

In December 2005, C. B. Sung was granted 10,000 options. Such options were granted with immediate vesting, a seven year life and with an exercise price for 25% of the options at market value and the remaining 75% at $0.75.

In June 2003, the Company’s 90% owned joint venture, Communication Intelligence Computer Corporation, Ltd., (the “Joint Venture’) borrowed from one of its directors approximately $24 denominated in U. S. dollars to purchase equipment used in the Company’s operations. The note bore interest at the rate of 5% per annum, and was due in June 2006. In June 2005, the equipment was sold and the remaining principal balance was paid off.

Item 14. Principal Accounting Fees and Services

In December 1999, the Company retained Stonefield Josephson, Inc. as its independent auditors. Prior to the retention of Stonefield Josephson, Inc., neither the Company nor any person on its behalf consulted with Stonefield Josephson, Inc. regarding the application of accounting principles to any transaction or the types of audit opinion that might be rendered on the Company’s financial statements.

The aggregate fees billed for professional services by Stonefield Josephson, Inc. in 2005 were $183, and in 2004 were $294, for the following services:

Audit Fees:  Stonefield Josephson, Inc.’s fees in connection with its quarterly reviews and year end audits for 2005 were $169, and were approximately $245, in 2004, which represented approximately 93% and 83% of the aggregate fees billed by Stonefield Josephson, Inc. in 2005 and 2004, respectively.

Audit-Related Fees. Stonefield Josephson, Inc. did not bill the Company for any assurance and related work in fiscal year 2005 or 2004.

Tax fees: Fees in connection with the 2004 federal and state tax returns were approximately $6, or 3% of the aggregate fees billed in 2005 for professional services by Stonefield Josephson, Inc.. Fees in connection with the 2003 federal and state tax returns were approximately $6, or 2% of the aggregate fees billed in 2004 for professional services by Stonefield Josephson, Inc.

Financial Information Systems Design and Implementation Fees:  There were no fees incurred in fiscal year 2005 or 2004 for financial information systems design and implementation services.

All other Fees:  Fees for all other services provided totaled approximately $7, or 4% of the aggregate fees billed by Stonefield Josephson, Inc. in 2005 and related primarily to guidance in the application of new accounting pronouncements. Stonefield Josephson, Inc’s fees for all other services provided in 2004 totaled approximately $43, or 15% of the aggregate fees billed by Stonefield Josephson, Inc. in 2004 and related primarily to preparation of the company’s 2004 proxy and a Registration statement on Form S-1.

Pre-Approval Policies. It is the policy of the Company not to enter into any agreement for Stonefield Josephson, Inc. to provide any non-audit services unless (a) the agreement is approved in advance by the Audit Committee or (b) (i) the aggregate amount of all such non-audit services constitutes no more than 5% of the total amount we pay to Stonefield Josephson, Inc. during the fiscal year in which such services are rendered, (ii) such services were not recognized by the Company as constituting non-audit services at the time of the engagement of the non-audit services and (iii) such services are promptly brought to the attention of the Audit Committee and prior to the completion of the audit were approved by the Audit Committee or by one or more members of the Audit Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Audit Committee. The Audit Committee will not approve any agreement in advance for non-audit services unless (x) the procedures and policies are detailed in advance as to such services, (y) the Audit Committee is informed of such services prior to commencement and (z) such policies and procedures do not constitute delegation of the Audit Committee’s responsibilities to management under the Securities Exchange Act of 1934, as amended.

The Audit Committee has considered whether the provision of non-audit services has impaired the independence of Stonefield Josephson, Inc. and has concluded that Stonefield Josephson, Inc. is independent under applicable SEC and Nasdaq rules and regulations.

PART IV

Item 15. Exhibits, Financial Statement Schedules, and Reports on Form 8-K

Index to Financial Statements

Page
(a)(1)	Financial Statements
	Report of Stonefield Josephson, Inc., Independent Registered Public Accounting Firm	SF-1
	Consolidated Balance Sheets at December 31, 2005 and 2004	SF-2
	Consolidated Statements of Operations for the years ended December 31, 2005, 2004, and 2003	SF-3
	Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 31, 2005, 2004 and 2003	SF-4
	Consolidated Statements of Cash Flows for the years ended December 31, 2005, 2004 and 2003	SF-5
	Notes to Consolidated Financial Statements	SF-7
(a)(2)	Financial Statement Schedule
Schedule II Valuation and Qualifying Accounts and Reserves

(b) Reports on Form 8-K

1.	Current Report on Form 8-K, Item 1.01 dated September 21, 2005, with respect to the increases in officers salaries.

2.	Current Report on Form 8-K, Item 1.01 dated December 19, 2005, with respect to stock option grants to officers and directors.

(c) Exhibits

Exhibit Number	Document

2.0	Second Amended Plan of Reorganization of the Company, incorporated herein by reference to the Company’s Form 8-K filed October 24, 1994.
2.1	Orderly Liquidation Valuation, Exhibit F to the Second Amended Plan of Reorganization, incorporated herein by reference to the Company’s Form 8-K filed October 19, 1994.
2.2	Order Confirming Plan of Reorganization, incorporated herein by reference to the Company’s Form 8-K filed November 14, 1994.
3.1	Certificate of Incorporation of the Company, as amended, incorporated herein by reference to Exhibits 3.1, 3.2, 3.3 and 3.4 to the Company’s Registration Statement on Form 10 (File No. 0-19301).
3.2

Certificate of Amendment to the Company’s Certificate of Incorporation (authorizing the reclassification of the Class A Common Stock and Class B Common Stock into one class of Common Stock) as filed with the Delaware Secretary of State’s office on November 1, 1991, incorporated herein by reference to Exhibit 3 to Amendment 1 on Form 8 to the Company’s Form 8-A (File No. 0-19301).

3.3	By-laws of the Company adopted on October 6, 1986, incorporated herein by reference to Exhibit 3.5 to the Company’s Registration Statement on Form 10 (File No. 0-19301).
4.1

1984 Stock Option Plan of the Company, as amended and restated as of October 15, 1987 and as amended by resolutions of the stockholders of the Company passed on August 15, 1989 and October 8, 1990 to increase the aggregate shares covered thereby to 1,000,000, incorporated herein by reference to Exhibit 4.4 to the Company’s Registration Statement on Form 10 (File No. 0-19301).

4.2	Form of Stock Option Grant under 1984 Stock Option Plan, incorporated herein by reference to Exhibit 4.5 to the Company’s Registration Statement on Form 10 (File No. 0-19301).

4.3	1991 Stock Option Plan of the Company, incorporated herein by reference to Exhibit 4.5 of the Company’s Form S-1 dated December 23, 1991 (Registration No. 33-43879).
4.4	1991 Non-Discretionary Stock Option Plan, incorporated herein by reference to Exhibit 4.6 of the Company’s Form S-1 dated December 23, 1991 (Registration No. 33-43879).
4.5	Form of Incentive Stock Option Grant under 1991 Stock Option Plan, incorporated herein by reference to Exhibit 4.7 of the Company’s Form S-1 dated December 23, 1991 (Registration No. 33-43879).
4.6	Form of Non-Qualified Stock Option Grant under 1991 Stock Option Plan, incorporated herein by reference to Exhibit 4.8 of the Company’s Form S-1 dated December 23, 1991 (Registration No. 33-43879).
4.7

Form of Stock Option Grant under 1991 Non-Discretionary Stock Option Plan, incorporated herein by reference to Exhibit 4.9 of the Company’s Form S-1 dated December 23, 1991 (Registration No. 33-43879).

4.8

1994 Stock Option Plan, incorporated herein by reference to Exhibit G of the Company’s Second Amended Disclosure Statement filed on Form 8-K dated October 19, 1994 and approved by shareholders on November 14, 1994.

4.9

Form of Warrant of the Company dated March 28, 1997 issued in connection with the Waiver by and among the Company and the signatories thereto, incorporated herein by reference to Exhibit 4.9 of the Company’s 1996 Form 10-K (File No. 0-19301).

4.10	1999 Stock Option Plan, incorporated herein by reference to Exhibit A of the Company’s Definitive Proxy Statement filed on May 4, 1999 and approved by shareholders on June 7, 1999.
4.11	Form of Convertible Promissory Note issued by Communication Intelligence Corporation, incorporated herein by reference to Exhibit 10.3 to the Company’s Form 8-K dated November 3, 2004.
4.12	Form of Warrant issued by Communication intelligence Corporation, incorporated herein by reference to Exhibit 10.4 to the Company’s Form 8-K dated November 3, 2004.
†10.1

Licensing and Development Agreement for Use and Marketing of Program Materials dated September 25, 1992 between the Company and International Business Machines Corporation, incorporated herein by reference to Exhibit 10.13 of the Company’s 1992 Form 10-K (File No. 0-19301)

10.2	Standby Stock Purchase Agreement between the Company and Philip Sassower dated October 3, 1994, incorporated herein by reference to Exhibit 10.13 of the Company’s 1994 Form 10-K (File No. 0-19301)
10.3	Form of Subscription Agreement between the Company and the Purchasers, dated November 28, 1995, incorporated herein by reference to Exhibit 1 of the Company’s Form 8-K dated November 28, 1995.
10.4	Form of Registration Rights Agreement between the Company and the Purchasers, dated November 28, 1995, incorporated herein by reference to Exhibit 1 of the Company’s Form 8-K dated November 28, 1995.
10.5	Form of Warrant of the Company issued to Libra Investments, Inc. on November 28, 1995, incorporated herein by reference to Exhibit 1 of the Company’s Form 8-K dated November 28, 1995.
10.6

Form of Registration Rights Agreement between the Company and Libra Investments, Inc., dated November 28, 1995, incorporated herein by reference to Exhibit 1 of the Company’s Form 8-K dated November 28, 1995.

10.7	Form of Subscription Agreement between the Company and various investors, dated June 13, 1996, incorporated herein by reference to Exhibit 1 of the Company’s Form 8-K dated June 27, 1996.
10.8	Form of Registration Rights Agreement between the Company and various investors, dated June 13, 1996, incorporated herein by reference to Exhibit 2 of the Company’s Form 8-K dated June 27, 1996.
10.9

Form of Preferred Stock Investment Agreement, dated as of December 31, 1996, between the Company and the investors listed on Schedule 1 thereto, incorporated herein by reference to Exhibit 1 of the Company’s Form 8-K dated December 31, 1996.

10.10	Form of Registration Rights Agreement between the Company and the Investors Listed on

Schedule 1 thereto, incorporated herein by reference to Exhibit 2 of the Company’s Form 8-K dated December 31, 1996.
10.11

Form of Certificate of Designation of the Company with respect to the 5% Cumulative Convertible Preferred Stock, incorporated herein by reference to Exhibit 3 of the Company’s Form 8-K dated December 31, 1996.

10.12

Waiver, dated March 26, 1997, effective December 31, 1996, by and among the Company and the signatories thereto, incorporated herein by reference to Exhibit 10.19 of the Company’s 1996 Form 10-K (File No. 0-19301).

10.13

Form of Subscription Agreement between the Company and each subscriber, dated as of November 25, 1997, incorporated herein by reference to Exhibit 10.1 of the Company’s Form 8-K dated December 3, 1997.

10.14

Certificate of Designations of the Company with respect to the Series B 5% Cumulative Convertible Preferred Stock, incorporated herein by reference to Exhibit 10.2 of the Company’s Form 8-K dated November 13, 1997.

10.15

Form of Registration Rights Agreement, by and among the Company and the signatories thereto, dated as of November 25, 1997, incorporated herein by reference to Exhibit 10.3 to the Company’s Form 8-K dated November 13, 1997.

10.16

Amendment to the Company’s Certificate of Designation with respect to the 5% Cumulative Convertible Preferred Stock dated June 12, 1998, incorporated herein by reference to Exhibit 10.23 of the Company’s 1998 Form 10-K (File No. 0-19301).

10.17	Amendment to the Company’s Amended and Restated Certificate of Incorporation dated June 12, 1998 incorporated herein by reference to Exhibit 10.24 of the Company’s 1998 Form 10-K (File No. 0-19301).
10.18	Employment Agreement dated August 14, 1998 between James Dao and the Company incorporated herein by reference to Exhibit 10.25 of the Company’s 1998 Form 10-K (File No. 0-19301).
††10.19

Software Development and License Agreement dated December 4, 1998 between Ericsson Mobile Communications AB and the Company incorporated herein by reference to Exhibit 10.26 of the Company’s 1998 Form 10-K (File No. 0-19301).

10.20	Loan and Warrant Agreement dated October 20, 1999 between the Company and the Philip S. Sassower 1996 Charitable Remainder Annuity Trust.
10.21	Asset Purchase Agreement between the Company and PenOp Ltd and PenOp Inc. incorporated herein by reference to the Company’s Form 8-K dated October 6, 2000.
10.22	Loan Agreement dated June 19, 2001 between the Company and the Philip S. Sassower 1996 Charitable Remainder Annuity Trust.
10.23

Equity Line of Credit Agreement between the Company and Cornell Capital Partners, LP, incorporated by reference to the Company’s Registration Statement on Form S1 dated February 13, 2003 (File No. 333-103157)

10.24

Form of Note and Warrant Purchase Agreement dated October 28, 2004, among Communication Intelligence Corporation and the Purchasers identified there in, incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K dated November 3, 2004.

10.25

Form of Registration Rights Agreement dated October 28, 2004, among Communication Intelligence Corporation and the parties identified there in, incorporated herein by reference to Exhibit 10.2 to the Company’s Form 8-K dated November 3, 2004.

Xx 10.26	Amendment dated May 31, 2005 to the License agreement dated December 22, 2000 between the Company and eCom Asia Pacific, Ltd. filed as Exhibit 10.26 here in.
Xx 10.27	License agreement dated June 2, 2005 between the Company and SnapOn Credit L. L C.. filed as Exhibit 10.27 here in.
10.28	Amendment to employment agreement with Guido DiGregorio, incorporated herein by reference to the Company’s Form 8-K dated September 21, 2005.
10.29	Amendment to employment agreement with Frank V. Dane, incorporated herein by reference to the Company’s Form 8-K dated September 21, 2005.
10.30	Form of stock option agreement dated August 31, 2005 with Russel L. Davis filed as Exhibit 10.30 here in.
10.31	Form of stock option agreement dated December 19, 2005 with Guido DiGregorio filed as Exhibit 30 here in.

10.32	Form of stock option agreement dated August 31, 2005 with Francis V. Dane as filed Exhibit 10.30 here in.
10.33	Form of stock option agreement dated August 31, 2005 with C. B. Sung as filed Exhibit 10.30 here in.
14.00	Code of Ethics –Incorporated by reference to the registrant’s Annual Report on Form 10-K (file no. 0-19301) filed with the Commission on March 30, 2004.
21.1	Schedule of Subsidiaries.
23.1	Consent of Stonefield Josephson, Inc, Independent Registered Public Accounting Firm.
31.1	Certification of Company’s Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certificate of Company’s Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1	Certification of Chief Executive Officer pursuant to 18 USC Section 1750, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2	Certification of Chief Financial Officer pursuant to 18 USC Section 1750, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

†              Confidential treatment of certain portions of this exhibit have been previously granted pursuant to a request for confidentiality dated March 29, 1993, filed pursuant to the Securities Exchange Act of 1934.

*              Filed herewith.

††            Confidential treatment of certain portions of this exhibit have been requested from the SEC pursuant to a request for confidentiality dated March 30, 1999, filed pursuant to the Securities and Exchange Act of 1934.

Xx           Confidential treatment of certain portions of this exhibit have been requested from the SEC pursuant to a request for confidentiality dated March 30, 2006 filed pursuant to the Securities and Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned; thereunto duly authorized, in the City of Redwood Shores, State of California, on March 30, 2006.

COMMUNICATION INTELLIGENCE CORP.
By:
/s/ Francis V. Dane
Francis V. Dane
(Principal Financial Officer and Officer Duly Authorized to Sign on Behalf of the Registrant)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of Registrant and in the capacities indicated on March 30, 2006.

Signature	Title

/s/ Guido DiGregorio	Chairman, President and Chief Executive Officer
Guido DiGregorio	(Principal Executive Officer)

/s/ Francis V. Dane	Chief Legal Officer and Chief Financial Officer
Francis V. Dane	(Principal Financial and Accounting Officer)

/s/ Michael Farese	Director
Michael Farese

/s/ Louis P. Panetta	Director
Louis P. Panetta

/s/ Chien Bor Sung	Director
Chien Bor Sung

/s/ David Welch	Director
David Welch

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of

Communication Intelligence Corporation

Redwood Shores, California

We have audited the accompanying consolidated balance sheets of Communication Intelligence Corporation and its subsidiary (“the Company”) as of December 31, 2005 and 2004 and the related consolidated statements of operations, changes in stockholders’ equity, cash flows and financial statement schedule for each of the three years in the period ended December 31, 2005, as listed in the index appearing under Item 15(a)(1) and (2) of this Annual Report on Form 10-K. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Communication Intelligence Corporation and its subsidiary as of December 31, 2005, and 2004 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s significant recurring operating losses and accumulated deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ STONEFIELD JOSEPHSON, INC.
San Francisco, California
February 17, 2006

Communication Intelligence Corporation

Consolidated Balance Sheets

(In thousands, except par value amounts)

	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$2,849	$4,736
Accounts receivable, net of allowances of $387 and $404 at December 31, 2005 and 2004, respectively	483	356
Deferred financing costs – current portion	121	272
Prepaid expenses and other current assets	168	105
Total current assets	3,621	5,469
Property and equipment, net	147	123
Patents	4,285	4,663
Capitalized software development costs	283	32
Deferred financing costs – long-term	100	502
Other assets	30	30
Total assets	$8,466	$10,819

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt – related party	$—	$8
Short-term debt - other	—	36
Accounts payable	288	241
Accrued compensation	235	258
Other accrued liabilities	283	400
Deferred revenue	557	458
Total current liabilities	1,363	1,401

Long-term debt – related party	—	5

Convertible notes, net of unamortized fair value assigned to beneficial conversion feature and warrants of $674 and $2,410 at December 31, 2005 and 2004, respectively	1,169	1,785
Minority interest	78	97
Commitments and contingencies (Note 8)	—	—

Stockholders’ equity:
Preferred Stock, $.01 par value, 10,000 shares authorized, 0 outstanding at December 31, 2005 and 2004, respectively	—	—
Common stock, $.01 par value; 125,000 shares authorized; 106,542 and 101,412 shares issued and outstanding at December 31, 2005 and 2004, respectively	1,065	1,014
Additional paid-in capital	89,517	87,231
Accumulated deficit	(84,575)	(80,544)
Accumulated other comprehensive loss	(151)	(170)
Total stockholders’ equity	5,856	7,531
Total liabilities and stockholders’ equity	$8,466	$10,819

The accompanying notes form an integral part of these Consolidated Financial Statements

Communication Intelligence Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Years ended December 31,
	2005	2004	2003

Revenues:
eSignature	$2,067	$6,278	$1,849
Natural input	1,054	969	518
China system integration	—	37	667
	3,121	7,284	3,034
Operating costs and expenses:
Cost of sales:
eSignature	105	22	124
Natural Input	43	—	17
China system integration	—	31	624
Research and development	1,144	1,187	1,302
Sales and marketing	1,240	1,306	905
General and administrative	2,173	2,483	2,219
	4,705	5,029	5,191

Income (loss) from operations	(1,584)	2,255	(2,157)

Interest income and other income, net	17	47	1
Interest expense	(208)	(514)	(205)
Amortization of loan discount and deferred financing cost (Note 6)	(2,275)	(187)	—
Minority interest	19	19	16
Net income (loss)	$(4,031)	$1,620	$(2,345)

Basic and diluted income (loss) per share	$(0.04)	$0.02	$(0.02)

Basic weighted average shares	104,189	100,909	97,436

Diluted weighted average shares	104,189	107,572	97,436

The accompanying notes form an integral part of these Consolidated Financial Statements

Communication Intelligence Corporation

Consolidated Statements of Changes in Stockholders’ Equity

(In thousands)

	Common Shares	Common Stock	Additional Paid-In Capital	Accumulated Deficit		Accumulated Other Comprehensive Loss	Total
Balances as of December 31, 2002	91,481	$915	$82,025		$(79,819)	$(187)	$2,934
Sale of Common 8,621 shares through Cornell Capital net of expenses	8,621	$86	$1,503	$		$	$1,589
Comprehensive income (loss):
Net (loss)				(2,345)			(2,345)
Foreign currency translation adjustment						9	9
Total comprehensive income (loss)							(2,336)

Balances as of December 31, 2003	100,102	$1,001	$83,528		$(82,164)	$(178)	$2,187
Sale of shares of Common stock through Cornell Capital net of expenses	1,133	$11	$680	$		$	$691
Exercise of options for shares of common stock	177	2	51				53
Fair value of warrants issued to the agent in connection with convertible notes			421				421
Fair value of warrants issued to the investors in connection with convertible notes			982				982
Fair value of beneficial conversion feature associated with the convertible notes			1,569				1,569
Comprehensive income:
Net income				1,620			1,620
Foreign currency translation adjustment						8	8
Total comprehensive income							1,628

Balances as of December 31, 2004	101,412	$1,014	$87,231		$(80,544)	$(170)	$7,531
Shares of Common Stock issued on conversion of long-term notes	5,092	$51	$2,271				$2,322
Shares issued for services	24		10				10
Shares issued on exercise of stock options	14		5				5
Comprehensive (loss):
Net loss				(4,031)			(4,031)
Foreign currency translation adjustment						19	19
Total comprehensive loss							(4,012)

Balances as of December 31, 2005	106,542	$1,065	$89,517		$(84,575)	$(151)	$5,856

The accompanying notes form an integral part of these Consolidated Financial Statements

Communication Intelligence Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Years ended December 31,
	2005	2004	2003

Cash flows from operating activities
Net income (loss)	$(4,031)	$1,620	$(2,345)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	466	425	456
Amortization of convertible note discount	1,706	142	—
Deferred financing costs	553	—	—
Loss on disposal of property and equipment	43	8	8
Provision for inventory obsolescence	—	—	38
Provision for doubtful accounts	4	148	13
Stock issued for services	10	—	—
Changes in operating assets and liabilities
Accounts receivable,	(131)	238	(278)
Inventories	—	47	28
Prepaid expenses and other current assets	(63)	(12)	67
Other assets	—	—	13
Accounts payable	47	(2)	83
Accrued compensation	(23)	(1)	9
Other accrued liabilities	(108)	(85)	(87)
Deferred revenue	99	293	—
Net cash provided by (used in) operating activities	(1,428)	2,821	(1,995)
Cash flows from investing activities
Acquisition of property and equipment	(107)	(37)	(30)
Capitalization of software development costs	(299)	(45)	—
Net cash used in investing activities	(406)	(82)	(30)

Cash flows from financing activities
Proceeds from issuance of short-term debt	—	36	750
Proceeds from issuance of long-term debt – related party	—	—	24
Proceeds from issuance of convertible notes, net	—	3,885	—
Principal payments on short-term debt	(36)	(3,008)	—
Principal payments on long-term debt – related party	(13)	—	(3)
Principal payments on capital lease obligations	(9)	(8)	(7)
Proceeds from issuance of common stock	—	—	2,000
Offering costs	—	—	(411)
Proceeds from exercise of stock options	5	53	—
Net cash provided by (used in) financing activities	(53)	958	2,353

Net increase (decrease) in cash and cash equivalents	(1,887)	3,697	328
Cash and cash equivalents at beginning of year	4,736	1,039	711
Cash and cash equivalents at end of year	$2,849	$4,736	$1,039

The accompanying notes form an integral part of these Consolidated Financial Statements

Supplemental disclosure of cash flow information:

	December 31,
	2005	2004	2003
Interest paid	$237	$509	$209
Income tax paid	$—	$—	$—
Schedule of non-cash transactions:
Inventory reserve provision	$—	$—	$38
Non-cash compensation	$—	$70	$70
Common stock issued upon the conversion of short term debt net	$—	$691	$—
Common stock issued upon the conversion of long term debt net	$2,322	$—	$—
Deferred financing costs associated with convertible notes	$—	$714	$—
Loan discount associated with convertible notes net of amortization	$—	$2,409	$—
Issuance of common stock for services	$10	$—	$—

The accompanying notes form an integral part of these Consolidated Financial Statements

Communication Intelligence Corporation

Notes to Consolidated Financial Statements

(In thousands)

1. Nature of Business, Basis of Presentation and Summary of Significant Accounting Policies

The Company

Communication Intelligence Corporation and its joint venture (the “Company” or “CIC”) develops and markets natural input and biometric electronic signature solutions aimed at the emerging markets such as, e-commerce, wireless Internet/information devices, and corporate security. These markets include all areas of personal computing, as well as electronic commerce and communications.

The Company’s research and development activities have given rise to numerous technologies and products. The Company’s core technologies are classified into two broad categories: “natural input technologies” and “transaction and communication enabling technologies”. CIC’s natural input technologies are designed to allow users to interact with a computer or handheld device through the use of an electronic pen or “stylus”. Such products include the Company’s multi-lingual Handwriter® Recognition System, and its Handwriter® for Windows® family of desktop computing products. CIC’s transaction and communication enabling technologies provide a means for protecting electronic transactions and discretionary communications. CIC has developed products for dynamic signature verification, electronic ink data compression and encryption and a suite of development tools and applications which the Company believes could increase the functionality of its core products and facilitate their integration into original equipment manufacturers’ (“OEM”) hardware products and computer systems and networks.

The Company’s 90% owned joint venture, Communication Intelligence Computer Corporation, in China (the “Joint Venture”), has licensed eCom Asia Pacific Pty Ltd (“eCom”) as their master reseller for CIC products to end users and resellers with the authority and responsibility to create optimal distribution channels within the People’s Republic of China. eCom is one of the world’s most experienced eSignature solutions providers and has been a proven reseller and integrator of CIC eSignature products in the Asia Pacific region for over six years.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Except for 2004, the Company has incurred significant losses since its inception and, at December 31, 2005, the Company’s accumulated deficit was approximately $84,575. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company has primarily funded these losses through the sale of debt and equity securities.

In November 2004, the Company consummated a financing in the form of convertible notes aggregating $3,885, net of expenses (See Note 6). However, there can be no assurance that the Company will have adequate capital resources to fund planned operations or that any additional funds will be available to the Company when needed, or if available, will be available on favorable terms or in amounts required by the Company. If the Company is unable to obtain adequate capital resources to fund operations, it may be required to delay, scale back or eliminate some or all of its operations, which may have a material adverse effect on the Company’s business, results of operations and ability to operate as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis of Consolidation

The accompanying consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America, and include the accounts of CIC and its 90% owned Joint Venture in the People’s Republic of China. All inter-company accounts and transactions have been eliminated. All amounts shown in the accompanying consolidated financial statements are in thousands of dollars except per share amounts.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue recognition, allowance for doubtful accounts, long lived assets impairment, inventory, fair value of financial instruments, and disclosure of contingent assets and liabilities, at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, short-term debt and long-term debt approximate fair value due to their relatively short maturities.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities at the date of purchase of three months or less to be cash equivalents.

The Company’s cash and cash equivalents, at December 31, consisted of the following:

	2005	2004

Cash in bank	$213	$1,734
Money market funds	2,636	3,002
Cash and cash equivalents	$2,849	$4,736

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, and accounts receivable. The Company maintains its cash and cash equivalents with various financial institutions. This diversification of risk is consistent with Company policy to maintain liquidity, and mitigate against risk of loss as to principal. Although such amounts may exceed the F. D. I. C. limits, the Company limits the amount of credit exposure with any one financial institution and believes that no significant concentration of credit risk exists with respect to cash and cash equivalents.

At December 31, 2005, the Joint Venture had approximately $17 in cash accounts held by a financial institution in the People’s Republic of China. The Joint Venture deposits are not covered by any federal deposit insurance program that is comparable to the programs applicable to U.S. deposits.

To date, accounts receivable have been derived principally from revenues earned from end users, manufacturers, retailers and distributors of computer products in North America, Europe and the Pacific Rim. The Company performs periodic credit evaluations of its customers, and does not require collateral. The Company maintains reserves for potential credit losses; historically, such losses have been within management’s expectations.

The allowance for doubtful accounts is based on the Company’s assessment of the collectibility of specific customer accounts and an assessment of international, political and economic risk as well as the aging of the accounts receivable. If there is a change in actual defaults from the Company’s historical experience, the Company’s estimates of recoverability of amounts due it could be affected and the Company will adjust the allowance accordingly (See Schedule II).

Deferred Financing Costs

Deferred financing costs are stated at fair value and include costs paid in cash, such as professional fees and commissions, and warrant costs . The fair value ascribed to the warrants was estimated on the commitment date using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 3.21%; expected life of 3 years; expected volatility of 100%; and expected dividend yield of 0% (See Note 6). The costs are amortized to interest expense over the life of the convertible notes or upon earlier conversion using the effective interest method. The costs amortized to interest expense amounted to $568, $46, and $0 for the years ended December 31, 2005, 2004, and 2003, respectively. Accumulated amortization amounted to $606, $46 and $0 at December 31, 2005, 2004 and 2003, respectively Amortization expense expected for the years ending December 31, 2006, and 2007 is $121, and $100, respectively.

Property and Equipment, Net

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, ranging from three to five years. Leasehold improvements are amortized over their estimated useful lives, not to exceed the term of the related lease. The cost of additions and improvements is capitalized, while maintenance and repairs are charged to expense as incurred. Depreciation expense was $40, $31, and $63 for the years ended December 31, 2005, 2004 and 2003, respectively. The Chinese Joint Venture disposed of certain assets at cost of $119, $34, and $76 in 2005, 2004 and 2003, respectively.

Property and equipment, net at December 31, consists of the following:

	2005	2004
Machinery and equipment	$1,198	$1,283
Office furniture and fixtures	459	432
Leasehold improvements	84	84
Purchased software	270	218
	2,011	2,017
Less accumulated depreciation and amortization	(1,864)	(1,894)
	$147	$123

Included in property and equipment, as of December 31, 2005 and 2004, are $82 and $82, respectively, of assets acquired under capital leases. Accumulated depreciation on such assets totaled $69 and $61 at December 31, 2005 and 2004, respectively.

Patents

On October 6, 2000, the Company acquired certain assets of PenOp Limited (“PenOp”) and its subsidiary PenOp Inc. pursuant to an asset purchase agreement dated as of September 29, 2000. Patents are stated at cost less accumulated amortization which in Management’s opinion represents fair value. Amortization is computed using the straight-line method over the estimated lives of the related assets, ranging from five to seventeen years. Amortization expense was $378, $379, and $379 for the years ended December 31, 2005, 2004 and 2003, respectively.

The nature of the underlying technology of each material patent is as follows:

•                  Patent numbers 5544255, 5647017, 5818955 and 6064751 involve (a) the electronic capture of a handwritten signature utilizing an electronic tablet device on a standard computer system within an electronic document, (b) the verification of the identity of the person providing the electronic signature through comparison of stored signature measurements, and (c) a system to determine whether an electronic document has been modified after signature.

•                  Patent number 6091835 involves all of the foregoing and the recording of the electronic execution of a document regardless of whether execution occurs through a handwritten signature, voice pattern, fingerprint or other identifiable means.

•                  Patent numbers 5933514, 6212295, 6381344, and 6487310 involve methods and processes related to handwriting recognition developed by the Company over the years. Legal fees associated with these patents was immaterial and expensed as the fees were incurred.

Patents, net at December 31, consists of the following:

	Expiration	Estimated Original Life	2005	2004
Patent (Various)	Various	5	$9	$9
Patent (Various)	Various	7	476	476
5544255	2013	13	93	93
5647017	2014	14	187	187
5818955	2015	15	373	373
6064751	2017	17	1,213	1,213
6091835	2017	17	4,394	4,394
			6,745	6,745
Less accumulated amortization			(2,460)	(2,082)
			$4,285	$4,663

Amortization expense for the years ending December 31, 2006, 2007, 2008, 2009, and 2010 are estimated to be $379, $379, $379, $379 and $379, respectively. The patents identified, as “various” are technically narrow or dated patents that the Company believes the expiration of which will not be material to its operations. The estimated remaining weighted average useful lives of the patents is 11 years.

The useful lives assigned to the patents are based upon the following assumptions and conclusions:

•                  The estimated cash flow from products based upon each patent are expected to exceed the value assigned to each patent;

•                  There are no legal, regulatory or contractual provisions known to the Company that limit the useful life of each patent to less than the assigned useful life;

•                  No additional material costs need to be incurred or modifications made in order for the Company to continue to be able to realize the protection afforded by the patents; and

•                  The Company does not foresee any effects of obsolescence or significant competitive pressure on its current or future products, anticipates increasing demand for products utilizing the patented technology, and believes that the current markets for its products based on the patented technology will remain constant or will grow over the useful lives assigned to the patents because of a legal, regulatory and business environment encouraging the use of electronic signatures.

The Company performs intangible asset impairment analyses on a quarterly basis in accordance with the guidance in Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) and Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets” (“SFAS 144”). The Company uses SFAS 144 in response to changes in industry and market conditions that affects its patents; the Company then determines if an impairment of its assets has occurred. The Company reassesses the lives of its patents and tests for impairment quarterly in order to determine whether the book value of each patent exceeds the fair value of each patent. Fair value is determined by estimating future cash flows from the products that are and will be protected by the patents and considering the additional factors listed in Critical Accounting Policies in Item 7 of this Form 10-K/A.

The Company’s revenues decreased in 2005 when compared to 2004. Management decided to obtain an independent valuation to support its assertion that no impairment of the carrying value of the patents existed at December 31, 2005.

Long-Lived Assets

The Company evaluates the recoverability of its long-lived assets whenever circumstances or events indicate such assets might be impaired. The Company would recognize an impairment charge in the event the net book value of such assets exceeded the future undiscounted cash flows attributable to such assets. No such impairment charges have been recorded in the three years ended December 31, 2005.

Software Development Costs

Software development costs are accounted for in accordance with Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed” (“SFAS 86”). Under SFAS 86, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. The costs capitalized include the coding and testing of the product after the technological feasibility has been established and ends upon the release of the product. The capitalized costs are amortized to cost of sales on a straight-line basis over the estimated life of the product, generally three years. At December 31, 2005, and 2004 the Company had capitalized approximately $299 and $45 of software development costs, respectively. As of December 31, 2003, such costs were insignificant. Amortization of capitalized software development costs for the years ended December 31, 2005, 2004 and 2003 was $39, $13, and $14, respectively.

Other Current Liabilities

The Company records liabilities based on reasonable estimates for expenses, or payables that are known but actual amounts must be estimated such as deposits, taxes, rents and services. The estimates are for current liabilities that should extinguished within one year.

The Company had the following accrued liabilities at December 31:

	2005	2004

Accrued professional services	$104	$154
Refundable deposits	115	115
Other	64	131

Total	$283	$400

Material commitments:

The Company had the following commitments at December 31:

	Payments due by period
Contractual obligations	Total	2006	2007	2008	2009	2010	Thereafter

Long-term debt (1)	$1,169	$—	$1,169	$—	$—	$—	$—
Operating lease commitments (2)	1,601	309	236	264	272	280	240
Total contractual cash obligations	$2,770	$309	$1,405	$264	$272	$280	$240

(1)          Long-term debt is net of approximately $674 in discounts representing the fair value of warrants issued to the investors and the beneficial conversion feature associated with the convertible notes.

(2)          The operating lease commenced on November 1, 2002. The lease was renegotiated in December 2005 and extended an additional 60 months. The base rent will increase approximately 3% per annum over the term of the lease, which expires on October 31, 2011.

Stock-Based Compensation

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). The Company has elected to continue to use the intrinsic value based method of Accounting Principles Board Opinion No. 25,”Accounting for Stock Issued to Employees”, as allowed under SFAS 123, to account for its employee stock-based compensation plans. The Company complies with the disclosure provisions of SFAS 123.

Revenue Recognition

Revenue is recognized when earned in accordance with applicable accounting standards, including AICPA Statement of Position (“SOP”) No. 97-2, “Software Revenue Recognition”, as amended, Staff Accounting Bulletin 104, “Revenue Recognition” (“SAB 104”), and the interpretive guidance issued by the Securities and Exchange Commission and EITF issue number 00-21, “Accounting for Revenue Arrangements with Multiple Elements”, of the FASB’s Emerging Issues Task Force. The Company recognizes revenues from sales of software products upon shipment, provided that persuasive evidence of an arrangement exists, collection is determined to be probable, all non-recurring engineering work necessary to enable the Company’s product to function within the customer’s application has been completed and the Company’s product has been delivered according to specifications. Revenue from service subscriptions is recognized as costs are incurred or over the service period which-ever is longer.

Software license agreements may contain multiple elements, including upgrades and enhancements, products deliverable on a when and if available basis and post contract support. Revenue from software license agreements is recognized upon delivery of the software, provided that persuasive evidence of an arrangement exists, collection is determined to be probable, all nonrecurring engineering work necessary to enable the Company’s products to function within the customer’s application has been completed, and the Company has delivered its product according to specifications. Deferred revenue is recorded for upgrades, enhancements and post contract support, which is paid for in addition to license fees, and is recognized as costs are incurred or over the support period which-ever is longer. Vendor specific objective evidence of the fair value for multiple element software license agreements is determined by the price charged for the same element when sold separately or the price determined by management having the relevant authority when an element is not yet sold separately. The price established by management for the element not yet sold separately will not change prior to separate introduction of that element into the marketplace.

Revenue from system integration activities, which represents the sale and installation of third party computer equipment and limited related consulting services which requires little modification or customization to the software, is recognized upon installation as projects are short term in nature, provided persuasive evidence of an arrangement exists, collection of the resulting receivable is probable and the system is functioning according to specifications. Service subscription revenues associated with the system integration activities are recognized as costs are incurred or over the service period which-ever is longer.

Revenue Recognition

The online/retail sales category includes sales of software made directly from the Company’s website, which are downloaded either directly by a reseller or to a customer of such reseller. In both cases, the reseller reports the number of units sold each month by submitting payment and a royalty report. The reseller receives a percentage of each sale. The Company allows the on-line resellers a right of return or right of offset. The number of units reported is net of any product returns from prior months. The Company recognizes revenues on the net amount reported by the resellers each month. The Company has a limited number of resellers for its software available through the Company’s website.

Major Customers

Handwriting Recognition Segment. Historically, the Company’s handwriting recognition segment revenues have been derived from a limited number of customers. One customer accounted for 15% and one customer accounted for 23% of total segment revenue for the year ended December 31, 2005. One customer, a major insurance company, accounted for 46% and one customer, a major banking institution, accounted for 28% of total segment revenues for the year ended December 31, 2004. One customer accounted for 19% of total segment revenue for the year ended December 31, 2003.

Systems Integration Segment. There was no revenue for this segment recorded for the year ended December 31, 2005. One customer, Nanjing Nimze accounted for 40% of total system integration revenue for the year ended December 31, 2004. One customer, Fujitsu Ltd., accounted for 21% of total system integration revenue for the year ended December 31, 2003.

Two customers accounted for 38% of total revenues for the year ended December 31, 2005. Two customers accounted for 76% of total revenues for the year ended December 31, 2004. One customer accounted for 14% of total revenues for the year ended December 31, 2003.

Three customers accounted for 11%, 21%, and 42% of accounts receivable at December 31, 2005. Two customers accounted for 19% and 51% of accounts receivable at December 31, 2004.

Research and Development

Research and development costs are charged to expense as incurred.

Advertising

The Company expenses advertising costs as incurred. Advertising expense for the years ended December 31, 2005, 2004, and 2003 was $0, respectively.

Net Income (Loss) Per Share

The Company calculates net income (loss) per share under the provisions of Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”). SFAS 128 requires the disclosure of both basic net income (loss) per share, which is based on the weighted average number of shares outstanding, and diluted income (loss) per share, which is based on the weighted average number of shares and dilutive potential shares outstanding. For the year ended December 31, 2005, 8,190 shares of common stock subject to outstanding options, 3,989 shares issuable upon the conversion of the convertible notes and 4,850 warrants were excluded from the calculation of dilutive earnings per share because the exercise or conversion of such options and warrants would be anti-dilutive. For the year ended December 31, 2004, 3,902 potential equivalent shares were excluded from the calculation of dilutive earnings per share due to the exercise price of such options was greater than the average market price of the Company’s common stock. At December 31, 2004, there were 4,850 in the money warrants outstanding and included in the calculation of diluted income (loss) per share. For the year ended December 31, 2003, potential equivalent shares excluded from the calculation of diluted earnings per share, as their effect is not dilutive, include stock options of 5,911 of equivalent shares. . There were no warrants outstanding at December 31, 2003.

	For the Year Ended December 31,
	2005			2004			2003
	Net Loss	Weighted Average Shares Outstanding	Per-Share Amount	Net Income	Weighted Average Shares Outstanding	Per-Share Amount	Net Loss	Weighted Average Shares Outstanding	Per-Share Amount
Basic income (loss):
Income (loss) available to stockholders	$(4,031)	104,189	$(0.04)	$1,620	100,909	$0.02	$(2,345)	97,436	$(0.02)

Effect of dilutive securities:
Stock options		—	—		1,813	—		—
Warrants		—	—		4,850	—		—
Diluted income (loss)	$(4,031)	104,189	$(0.04)	$1,620	107,572	$0.02	$(2,345)	97,436	$(0.02)

Foreign Currency Translation

The Company considers the functional currency of the Joint Venture to be the local currency and, accordingly, gains and losses from the translation of the local foreign currency financial statements are included as a component of “accumulated other comprehensive loss” in the accompanying consolidated balance sheets. Foreign currency assets and liabilities are translated into U.S. dollars at the end-of-period exchange rates except for long-term assets and liabilities, which are translated at historical exchange rates. Revenues and expenses are translated at the average exchange rates in effect during each period except for those expenses related to balance sheet amounts which are translated at historical exchange rates.

Net foreign currency transaction gains and losses are included in “Interest income and other income (expense), net” in the accompanying consolidated statements of operations. Foreign currency transaction gains in 2005, 2004 and 2003 were insignificant.

Income Taxes

Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their financial statement reported amounts and for tax loss and credit carryforwards. A valuation allowance is provided against deferred tax assets when it is determined to be more likely than not that the deferred tax asset will not be realized.

Recent Pronouncements

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46). FIN 46 changes the criteria by which one company includes another entity in its consolidated financial statements. Previously, the criteria were based on control through voting interest. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. A company that consolidates a variable interest entity is called the primary beneficiary of that entity. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established.

During October 2003, the FASB deferred the effective date for applying the provisions of FIN 46 until the end of the first interim or annual period ending after December 31, 2003 if the variable interest was created prior to February 1, 2003 and the public entity has not issued financial statements reporting that variable interest entity in accordance with FIN 46.

In December 2003 the FASB concluded to revise certain elements of FIN 46, primarily to clarify the required accounting for interests in variable interest entities.  FIN-46R replaces FIN-46, that was issued in January 2003. FIN-46R exempts certain entities from its requirements and provides for special effective dates for entities that have fully or partially applied FIN-46 as of December 24, 2003. In certain situations, entities have the option of applying or continuing to apply FIN-46 for a short period of time before applying FIN-46R. In general, for all entities that were previously considered special purpose entities, FIN 46R should be applied in periods ending after December 15, 2003. Otherwise, FIN 46R is to be applied for registrants who file under Regulation SX in periods ending after March 15, 2004, and for registrants who file under Regulation SB, in periods ending after December 15, 2004. The Company has adopted FIN 46R and the effect of the adoption did not have a significant impact on the Company’s financial position or results of operations.

In December 2003, the Staff of the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition,” which supersedes SAB No. 101, “Revenue Recognition in Financial Statements.” The primary purpose of SAB No. 104 is to rescind accounting guidance contained in SAB No. 101 and the SEC’s “Revenue Recognition in Financial Statements Frequently Asked Questions and Answers” related to multiple element revenue arrangements. The adoption of SAB No. 104 did not significantly impact the Company’s revenue recognition policies.

In November 2004, the EITF issued an abstract for EITF Issue No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share” (“EITF 04-08”). EITF 04-08 reflects the Task Force’s tentative conclusion that contingently convertible debt should be included in diluted earnings per share computations regardless of whether the market price trigger has been met. If adopted, the consensus reached by the Task Force in this Issue will be effective for reporting periods ending after December 15, 2004. Prior period earnings per share amounts presented for comparative purposes would be required to be restated to conform to this consensus and the Company would be required to include the shares issuable upon the conversion of the Notes in the diluted earnings per share computation for all periods during which the Notes are outstanding. The Company has determined that implementation of this new standard did not have a material impact on its historical nor is it expected to have a material impact on its future computations of diluted earnings per share.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4”. The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company’s overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company’s overall results of operations or financial position.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 154, Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change Indirect effects of a change in accounting principle, such as a change in nondiscretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. SFAS No. 154 also requires that a change in depreciation, amortization or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle.

SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. Management does not expect the implementation of this new standard to have a material impact on the Company’s financial position, results of operations and cash flows.

In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment”. Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements.

Recent Pronouncements

That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after June 15, 2005.

In March 2005, the SEC released Staff Accounting Bulletin No. 107, “Share-Based Payment” (“SAB 107”), which provides interpretive guidance related to the interaction between SFAS 123(R) and certain SEC rules and regulations. It also provides the SEC staff’s views regarding valuation of share-based payment arrangements. In April 2005, the SEC amended the compliance dates for SFAS 123(R), to allow companies to implement the standard at the beginning of their next fiscal year, instead of the next reporting period beginning after June 15, 2005.

On August 31, 2005, the FASB issued FASB Staff Position FSP FAS 123R-1, “Classification and Measurement of Freestanding Financial Instruments Originally Issued in Exchange for Employee Services under FASB Statement No. 123R.” In this FSP, the FASB decided to defer the requirements in FASB Statement No. 123 (Revised 2004), Share-Based Payment, that make a freestanding financial instrument subject to the recognition and measurement requirements of other GAAP when the rights conveyed by the instrument are no longer dependent on the holder being an employee. The guidance in this FSP should be applied upon initial adoption of Statement 123R. The FSP includes transition guidance for those entities that have already adopted Statement 123R in their financial statements.

The Company has determined that the adoption of SFAS 123R will result in the Company having to recognize additional compensation expense related to the options or warrants granted to employees, and it will have an impact on the Company’s net earnings in the future. This standard requires expensing the fair value of stock option grants and stock purchases under employee stock purchase plan.

In February 2006, the FASB issued SFAS 155 “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140”. This Statement amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. This Statement:

a. Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation

b. Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133

c. Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation

d. Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives.

e. Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The fair value election provided for in paragraph 4(c) of this Statement may also be applied upon adoption of this Statement for hybrid financial instruments that had been bifurcated under paragraph 12 of Statement 133 prior to the adoption of this Statement. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. Provisions of this Statement may be applied to instruments that an entity holds at the date of adoption on an instrument-by-instrument basis. The Company is in the process of evaluating the impact of SFAS 155.

In December 2004 the Financial Accounting Standards Board issued two FASB Staff Positions - FSP FAS 109-1, Application of FASB Statement No. 109 “Accounting for Income Taxes” to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, and FSP FAS 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. Neither of these affected the Company as it does not participate in the related activities.

2. Chinese Joint Venture

The Company currently owns 90% of a joint venture (the “Joint Venture”) with the Jiangsu Hongtu Electronics Group, a provincial agency of the People’s Republic of China (the “Agency”). In June 1998, the registered capital of the Joint Venture was reduced from $10,000 to $2,550. As of December 31, 2005, the Company had contributed an aggregate of $1,800 in cash to the Joint Venture and provided it with non-exclusive licenses to technologies and certain distribution rights and the Agency had contributed certain land use rights. Following the reduction in registered capital of the Joint Venture, neither the Company nor the Agency is required to make further contributions to the Joint Venture. Prior to the reduction in the amount of registered capital, the Joint Venture was subject to the annual licensing requirements of the Chinese government. Concurrent with the reduction in registered capital, the Joint Venture’s business license has been renewed through October 18, 2043.

3. Comprehensive Income

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS 130”). The Company adopted SFAS 130 effective January 1, 1998. SFAS 130 requires that all items recognized under accounting standards as components of comprehensive earnings be reported in an annual statement that is displayed with the same prominence as other annual financial statements. SFAS 130 also requires that an entity classify items as other comprehensive earnings by their nature in an annual financial statement. For example, other comprehensive earnings may include foreign currency translation adjustments, minimum pension liability adjustments, and unrealized gains and losses on marketable securities classified as available-for-sale.

4. Short-term Debt - Other

On April 20, 2004, the Company’s Joint Venture borrowed the aggregate equivalent of $36, denominated in Chinese currency, from a Chinese bank. The unsecured loan bore interest at 5.3% per annum. The note was paid in April 2005.

5. Short-term and Long-term Debt – Related Party

In June 2003, the Company’s 90% owned joint venture, Communication Intelligence Computer Corporation, Ltd., (the “Joint Venture’) borrowed from one of its directors approximately $24 denominated in U. S. dollars to purchase equipment used in the Company’s operations. The note bore interest at the rate of 5% per annum, and was due in June 2006. In June 2005, the equipment was sold and the remaining principal balance was paid off.

Interest expense related to notes 4 and 5 above for the years ended December 31, 2005, 2004, and 2003 was $3, $7 and $7, respectively. Interest expense associated with related party debt was $2, $2, and $1 for the years ended December 31, 2005, 2004, and 2003, respectively.

6. Convertible Notes

In November 2004, the Company entered into a unsecured Note and Warrant Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement, each dated as of October 28, 2004). The financing, a combination of debt and equity, closed November 2, 2004. The proceeds to the Company were approximately $3,885, net of $310 in commissions and legal expenses. H.C. Wainwright & Co., Inc. (“Wainwright”) acted as placement agent. As placement agent for the Company, at closing Wainwright received $731 in commissions, legal fees and warrants. The commissions of approximately $285 and legal fees of $25, mentioned above, were paid in cash. The Company issued warrants to Wainwright to acquire 1,218 shares of the Company’s common stock. Of the warrants issued, 870 are exercisable at $0.462 and 348 are exercisable at $0.508. The Company has ascribed the value of $421 to the Wainwright warrants, which is recorded as deferred financing costs in the balance sheet at December 31, 2004. The fair value ascribed to the Wainwright warrants was estimated on the commitment date using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 3.21%; expected life of 3 years; expected volatility of 100%; and expected dividend yield of 0%. The Company expects to use the proceeds of the financing for additional working capital.

Under the terms of the financing, the Company issued to certain accredited investors convertible promissory notes in the aggregate principal amount of $4,195 and warrants to acquire 3,632 shares of the Company’s common stock at an exercise price of $0.508 per share. The notes accrue interest at the rate of 7% per annum, payable semi-annually, and are convertible into shares of the Company’s common stock at the rate of $0.462 per share. The Company has ascribed a value of $982 to the investor warrants, which is recorded as a discount to notes payable in the balance sheet. The fair value ascribed to the warrants was estimated on the commitment date using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 3.21%; expected life of 3 years; expected volatility of 100%; and expected dividend yield of 0%. In addition to the fair value ascribed to the warrants, the Company has ascribed $1,569 to the beneficial conversion feature in the convertible notes, which is recorded as a discount to notes payable in the balance sheet. The values ascribed to the warrants and beneficial conversion feature follow the guidance of the EITF Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, and ETIF Issue No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments” of the FASB’s Emerging Issues Task Force. The fair value of the warrants and beneficial conversion feature is amortized to expense over the life of the convertible notes or upon earlier conversion using the effective interest method. During the three and twelve months ended December 31, 2005, the Company had amortized to interest expense approximately $165 and $2,274, respectively, of the loan discount and deferred financing costs. The balance due under the convertible notes is shown net of the remaining $674 unamortized discount on the accompanying consolidated balance sheet. During the three and twelve months ended December 31, 2005, the investors converted $75 and $2,322, respectively, of the notes in exchange for 162 and 5,092, respectively, shares of the Company’s common stock. If the remaining aggregate principal amount owing under the notes is converted, the Company will issue 3,989 shares of its common stock. If the notes are not converted, all remaining principal and accrued but unpaid interest will be due October 28, 2007. The Company may pay accrued interest in cash or in shares of Company common stock, issued at the market price for the common stock calculated prior to the interest payment. The Company does not currently intend to pay accrued interest with shares of its common stock. The Company paid approximately $142 and $91 of accrued interest associated with the convertible notes in May and November 2005, respectively.

The above warrants expire on October 28, 2009. The Company may call the warrants if the Company’s common stock trades at $1.00 or above for 20 consecutive trading days after the date that is 20 days following the effectiveness of a registration statement providing for the resale of the shares issued upon the conversion of the notes and exercise of the warrants. Wainwright will be paid approximately $28 in the aggregate if all of the investor warrants are exercised. The Company will receive proceeds of approximately $1,845 if all of the investor warrants are exercised.

The Company also was required to file a registration statement providing for the resale of the shares that are issuable upon the conversion of the notes and the exercise of the warrants. The registration statement was filed on December 22, 2004 and was declared effective on January 26, 2005.

Interest expense related to convertible debt for the years ended December 31, 2005, 2004, was $2,478 and $238, respectively, including $2,274 and $187 related to amortization of debt discount, respectively.

7. Stockholders’ Equity

Common Stock Options

In 1994, the Company adopted the 1994 Stock Option Plan (the “1994 Plan”). Under the 1994 Plan, directors, officers and employees are eligible for grants of incentive and non-qualified stock options. In May 1997, the stockholders approved an increase of 1,000 shares to the number of shares authorized for issuance under the 1994 Plan. Accordingly, a total of 6,000 shares of Common Stock are authorized for issuance under the 1994 Plan. The exercise prices of options under the 1994 Plan are determined by a committee of the Board of Directors, but, in the case of an incentive stock option, the exercise price may not be less than 100% of the fair market value of the underlying Common Stock on the date of grant. Non-qualified options may not have an exercise price of less than 85% of the fair market value of the underlying Common Stock on the date of grant. Options under the 1994 Plan are generally exercisable over a period not to exceed seven years and vest quarterly over three years. At December 31, 2005, there were no options available for grant under the 1994 Plan. As of December 31, 2005, 732 plan options were outstanding and exercisable with a weighted average exercise price of $0.83 per share.

The Company has issued non-plan options to its employees and directors. The non-plan options vest over four years or prorata quarterly over three years. In late 1998, the Company assessed the option position of each of its employees, considering factors including, job descriptions and responsibilities, potential for future contributions and current option positions and salaries in relation to competitive employment opportunities that might be available to individual employees. As a result of this assessment, on January 12, 1999, the Company issued options to virtually all of its employees. Such options were issued with a seven year life and as such unexercised options from those grants will expire on January 12, 2006. To acknowledge the past seven years (and in many cases more) of service and to motivate employees to remain with the Company, on December 19, 2005, the Company granted options to employees in an amount equal to their options expiring on January 12, 2006. Such options were granted with immediate vesting, a seven year life and with an exercise price for 25% of the options at market value and the remaining 75% at $0.75 (the exercise price of the January 12, 1999 option grants). Non-plan options are generally exercisable over a period not to exceed seven years. As of December 31, 2005, 4,329 non-plan options were outstanding and exercisable with a weighted average exercise price of $0.75 per share.

In June 1999, the Company adopted and the shareholders approved a stock option plan (the “1999 Plan”). Incentive and non-qualified options under the 1999 Plan may be granted to employees, officers, and consultants of the Company. There are 4,000 shares of Common Stock authorized for issuance under the 1999 Plan. The options generally have a seven year life and generally vest quarterly over three years. At December 31, 2005, there were 733 shares available for future grants. As of December 31, 2005, 3,530 plan options were outstanding and 3,133 plan options were exercisable with a weighted average exercise price of $0.77 per share.

Information with respect to the Company’s 1994 Plan and the 1999 Plan is summarized below:

	Year Ended December 31,
	2005		2004
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	3,227	$0.67	2,796	$0.70
Granted	2,028	$0.85	1,334	$0.53
Exercised	(24)	$0.41	(70)	$0.33
Forfeited	(969)	$0.67	(833)	$0.36

Outstanding at period end	4,262	$0.76	3,227	$0.67

Options exercisable at period end	3,865	$0.78	2,127	$0.75

Weighted average grant-date fair value of options granted during the period	$0.36		$0.29

The following table summarizes information about stock options outstanding under the 1994 Plan and the 1999 Plan at December 31, 2005:

		Weighted Average
Range of Exercise Prices	Options Outstanding	Remaining Contractual Life (Years)	Exercise Price
$0.00 – $0.50	1,042	5.3	$0.40
$0.51 – $2.00	3,203	4.4	$0.86
$2.01 – $2.99	—	—	$—
$3.00 – $7.50	17	4.2	$3.54
	4,262

The following table summarizes information about stock options exercisable under the 1994 Plan and the 1999 Plan at December 31, 2005:

Range of Exercise Prices	Options Exercisable	Weighted Average Exercise Price
$0.00 – $0.50	844	$0.40
$0.51 – $2.00	3,004	$0.88
$2.01 – $2.99	—	$—
$3.00 – $7.50	17	$3.54
	3,865

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosures-an Amendment of FASB Statement No. 123”. The Company has elected to continue to use the intrinsic value based method of Accounting Principles Board Opinion.

Common Stock Options

No. 25, as allowed under SFAS 123, to account for its employee stock-based compensation plans through December 31, 2005.

Had compensation cost for the Company’s option plans been determined based on the fair value of the options at the date of grant, as prescribed by SFAS 123, the Company’s net income (loss) available to common stockholders and basic and diluted net income (loss) per share available to stockholders would have been as follows for the year ended December 31:

	2005	2004	2003
Net income (loss) as reported	$(4,031)	$1,620	$(2,345)
Add: Stock-based employee compensation expense included in reported results of operations, net of related tax effects	—	—	—
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	(1,298)	(248)	(380)
Pro forma net income (loss)	$(5,329)	$1,372	$(2,725)
Basic and diluted net income (loss) per share available to stockholders:
As reported	$(0.04)	$0.02	$(0.02)
Pro forma	$(0.05)	$0.01	$(0.03)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during the applicable periods: risk-free interest rate of 4.34 for 2005, 3.65% for 2004, and 2.37% for 2003, an expected life of 6.84 years for 2005, 5.61 years for 2004, and 6.65 years for 2003; expected volatility of 94.1 for 2005, 51.6% for 2004 and 100% for 2003, and a dividend yield of 0% for all periods.

The Company expects to make additional option grants. Effective January 1, 2006, any options issued to employees will be subject to the provisions of FASB Statement 123(R) which require that an expense be calculated and recognized in the financial statements for all such options. The Company believes the above pro forma disclosures may not be representative of the effects on reported results of operations to be expected in future periods due to changes in interest rates, expected lives of current and future option grants and changes in the volatility of the price of the Company’s common stock in the market.

As of December 31, 2005, 8,591 shares of Common Stock were reserved for issuance upon exercise of outstanding options.

Warrants

At December 31, 2005, 4,850 shares of Common stock were reserved for issuance upon exercise of outstanding warrants.

8. Commitments

Off balance sheet Arrangements

The Company had no off balance sheet arrangements as of December 31, 2005 and 2004.

Lease Commitments

The Company currently leases 9,634 square feet, its principal facilities, (the “Principal Offices) in Redwood Shores, California, pursuant to a sublease that expires in 2011. The Joint Venture leases approximately 932 square feet in Nanjing, China. In addition to monthly rent, the U.S. facilities are subject to additional rental payments for utilities and other costs above the base amount. Facilities rent expense was approximately $401, $443, and $450, in 2005, 2004, and 2003, respectively.

Future minimum lease payments under noncancelable operating leases are approximately $309, $237, $264, $272, $280and $240 for the years ending December 31, 2006, 2007, 2008, 2009, 2010 and 2011, respectively.

Future minimum payments required under capital leases, which expire in 2007, were insignificant at December 31, 2005.

9. Income Taxes

As of December 31, 2005, the Company had federal net operating loss carryforwards available to reduce taxable income through 2014 of approximately $70,373. The Company also had federal research and investment tax credit carryforwards of approximately $315 that expire at various dates through 2012.

Deferred tax assets and liabilities at December 31, consist of the following:

	2005	2004
Deferred tax assets:
Net operating loss carryforwards	$27,272	$26,853
Credit carryforwards	396	356
Deferred income	223	183
Other, net	215	875
Total deferred tax assets	28,106	28,267
Valuation allowance	(28,106)	(28,267)
Net deferred tax assets	$—	$—

Income tax (benefit) differs from the expected statutory rate as follows:

	2005	2004	2003
Expected income tax cost (benefit)	$(1,327)	$668	$(799)
State income tax net of Federal benefit	234	(89)	(144)
Loss write off of foreign investment	—	—	—
Expired net operating loss	2,268	254	—
Change in valuation allowance	(2,848)	(833)	943
Other	1,673	—	—

Income tax expense (benefit)	$—	$—	$—

A full valuation allowance has been established for the Company’s net deferred tax assets since the realization of such assets through the generation of future taxable income is uncertain.

Under the Tax Reform Act of 1986, the amounts of, and the benefit from, net operating losses and tax credit carryforwards may be impaired or limited in certain circumstances. These circumstances include, but are not limited to, a cumulative stock ownership change of greater than 50%, as defined, over a three-year period. During 1997, the Company experienced stock ownership changes which could limit the utilization of its net operating loss and research and investment tax credit carryforwards in future periods.

10. Segment Information

Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information” (“SFAS 131”) establishes standards for related disclosures about products and services, geographic areas and major customers. The Company’s information has been stratified into two segments - Handwriting Recognition Software and Systems Integration.

The accounting policies followed by the segments are the same as those described in the “Summary of Significant Accounting Policies.” Segment data includes revenues, as well as allocated corporate-headquarter costs charged to each of the operating segments.

The Company identifies reportable segments by classifying revenues into two categories: Handwriting Recognition and System Integration. Handwriting recognition software is an aggregate of three revenue categories, OEM, Enterprise and Online sales. All handwriting recognition software is developed around the Company’s core technology. System integration represents the sale and installation of third party computer equipment and systems that utilize the Company’s products. All sales below represent sales to external customers.

The table below presents information about reporting segments for the years ended December 31:

		Handwriting Recognition	Systems Integration	Total
2005	Revenues	$3,121	$—	$3,121
	Loss from operations	$(1,584)	$—	$(1,584)
	Total assets	$8,466	$—	$8,466
	Depreciation and amortization	$466	$—	$466

2004	Revenues	$7,247	$37	$7,284
	Income (loss) from operations	$2,600	$(345)	$2,255
	Total assets	$9,899	$920	$10,819
	Depreciation and amortization	$407	$18	$425

2003	Revenues	$2,322	$712	$3,034
	Loss from operations	$(2,106)	$(51)	$(2,157)
	Total assets	$6,294	$921	$7,215
	Depreciation and amortization	$438	$18	$456

The following table represents revenues and long-lived asset information by geographic location for the period ended December 31:

	Revenues			Long Lived Assets
	2005	2004	2003	2005	2004	2003

U.S.	$2,891	$7,127	$2,003	$4,699	$4,773	$5109

China	230	157	1,031	16	45	71

Total	$3,121	$7,284	$3,034	$4,715	$4,818	$5,180

Interest expense is related solely to Handwriting recognition segment and was $2,483, $701, and $205, for the years ended December 31, 2005, 2004, and 2003, respectively. Included in interest expense for the year ended December 31, 2005 and 2004 is approximately $2,275 and $187, respectively, in warrant and beneficial conversion feature expense and amortization of deferred financing costs associated with the convertible notes.

The Company’s export sales from U.S. operations were 7% of total revenues in 2005. Export sales from U.S. operations were less than one percent in 2004. The Company’s export sales from U.S. operations were 14%, of revenues in 2003.

11. Employee Benefit Plans

The Company sponsors a 401(k) defined contribution plan covering all employees meeting certain eligibility requirements. Contributions made by the Company are determined annually by the Board of Directors. To date, the Company has made no contributions to this plan.

12. Quarterly information (Unaudited)

The summarized quarterly financial data presented below, in the opinion of Management, reflects all adjustments which are of a normal and recurring nature necessary to present fairly the results of operations for the periods presented.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
2005 Unaudited
Net sales	$579	$1,209	$607	$726	$3,121
Gross profit	$557	$1,180	$579	$657	$2,973
Loss before income taxes, and minority interest	$(1,095)	$(840)	$(1,575)	$(540)	$(4,050)

Net loss	$(1,088)	$(834)	$(1,569)	$(540)	$(4,031)
Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.04)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
2004 Unaudited
Net sales	$2,429	$630	$3,669	$556	$7,284
Gross profit	$2,396	$619	$3,663	$553	$7,231
Income (loss) before income taxes, and minority interest	$1,167	$(678)	$2,138	$(1,026)	$1,601

Net income (loss)	$1,167	$(678)	$2,145	$(1,014)	$1,620

Basic and diluted income (loss) per share	$0.01	$(0.01)	$0.02	$(0.01)	$0.02

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
2003 Unaudited
Net sales	$1,108	$572	$936	$418	$3,034
Gross profit	$875	$450	$704	$240	$2,269
Loss before income taxes, and minority interest	$(310)	$(693)	$(470)	$(888)	$(2,361)

Net loss	$(310)	$(690)	$(472)	$(873)	$(2,345)

Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.02)

13. Subsequent Events

Legal Proceedings

On January 13, 2006, the Company entered into a Settlement Agreement with Valyd, Inc. The Settlement Agreement resolves all claims and counterclaims between the parties with respect to allegations set forth in the previously announced litigation without payment of damages by either party.

SCHEDULE II

Communication Intelligence Corporation

Valuation and Qualifying Accounts and Reserves

(In thousands)

Years Ended December 31, 2003, 2004, and 2005

	Balance At Beginning Of Period	Charged to Costs and Expense	Deductions	Balance At End Of Period

Year ended December 31, 2003:
Accounts receivable reserves	$243	$25	$(12)	$256

Year ended December 31, 2004:
Accounts receivable reserves	$256	$234	$(86)	$404

Year ended December 31, 2005:
Accounts receivable reserves	$404	$4	$(21)	$387

SS-1

Exhibit 10.26

AMENDMENT II
to the
SOFTWARE LICENSE AGREEMENT DATED DECEMBER 22, 2000 BETWEEN
COMMUNICATION INTELLIGENCE CORPORATION (“CIC”)
AND E-COM PYT LTD. (“Licensee”)
(the “Agreement”)

A.                                   This Amendment II shall be effective May 31, 2005 (the “Effective Date”).

B.                                     Amendment I to the Agreement defines Licensee’s Territory (the “Territory”) as the ASEAN Region, such designation is further defined therein to encompass the countries of: Brunei Darussalam, Cambodia, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand, Vietnam, Australia and New Zealand and includes CIC’s agreement not to appoint any other resellers within the ASEAN Region as so defined.

C.                                     The Territory is hereby expanded so as to include the People’s Republic of China (the “China Region”) and CIC agrees not to appoint any other resellers within the China Region.

D.                                    This Amendment II shall apply to the current versions of the following products: Sign-it for Word, Sign-it for AutoCAD, Sign-it for Acrobat, iSign, and SignatureOne.

E.                                      The initial term of this Amendment II shall be two years from the Effective Date hereof.  Licensee’s right to be the exclusive reseller within the China Region will be reviewed based upon mutually agreed upon performance metrics, applicable to the second year of the initial term, set at or prior to the end of the first year of the initial term.  The right to be the exclusive reseller will be extended to a one-year renewal term if the metrics are achieved.  The process will be repeated each renewal term.

F.                                      Pricing to Licensee, for the China Region, shall reflect (a) the competitive advantage inherent in the new unbundled feature by feature SignatureOne pricing schedule and (b) the competitive dynamics of the China market.  Overall pricing shall be        -% or less of CIC’s current Standard List Price.

G.                                     Payment Terms:

1.                                       Upon signing of this Amendment II Licensee shall pay to CIC a $                     nonrefundable fee attributable to the exclusive reseller appointment in the China Region.

signers initial

1

2.                                       Upon signing of this Amendment II Licensee shall pay to CIC a $                nonrefundable license fee.  Units shipped (copied) within the China Region shall be credited against such nonrefundable license fee.

3.                                       Licensee shall pay to CIC a $             quarterly minimum nonrefundable license fee due the first day of each of the first two quarters of the first year of this Amendment II, (June 1, 2005 and September 1, 2005) and a $              quarterly minimum nonrefundable license fee due the first day of each of the last two quarters of the first year of this Amendment II (December 1, 2005 and March 1, 2006).  License fees for units shipped (copied) within the China Region shall be credited against such nonrefundable minimum quarterly license fees.

4.                                       Licensee shall pay to CIC, on the first day of each quarter of the second year of this Amendment II, a $                     quarterly minimum nonrefundable license fee (June 1, 2006; September 1, 2006; December 1, 2006 and March 1, 2007).  License fees for units shipped (copied) within the China Region shall be credited against such nonrefundable minimum quarterly license fees.

H.                                    Licensee may move prepaid licenses between the ASEAN Region and the China Region, however, licenses acquired for the ASEAN Region and sublicensed in the China Region may not be credited against the license fees delineated in Section G above and shall not be considered toward the fulfillment of any minimum requirements established for the China Region.

I.                                         The parities shall negotiate in good faith to agree upon the appropriate level of engineering support to be provided by CIC and the specific terms related thereto.

J.                                        All other terms of the Agreement, as amended, shall remain unchanged and in full force and effect except to the extent that they are inconsistent with the terms of this Amendment as applied to the subject matter hereof.  In any such instances the terms of this Amendment shall be given priority over the terms of the Agreement, as amended.

Signed for and on behalf of CIC:

Signature:

Printed Name:
Title:

Signed for and on behalf of eCom Asia Pacific Pty Ltd and Wholly Owned Subsidiary:

Signature:

Printed Name:
Title:

2

Exhibit 10.27

Software License Agreement for Snap-On Credit LLC

This Agreement is effective June 3, 2005, by and between Communication Intelligence Corporation, 275 Shoreline Drive, Suite 500, Redwood Shores, California 94065 a Delaware corporation (“CIC”) and Snap-on Credit LLC (“Licensee”).

1.             License Grant.  CIC hereby grants Licensee a non-exclusive license to use CIC’s products and related documentation, if any, listed in Appendix A (the “Product” or “Products”) pursuant to the terms hereof including the attached Appendices that are incorporated by reference. Each unit of Product may be used on one computer and Licensee may make one copy of the Product in machine-readable form for backup purposes only. CIC reserves all rights not otherwise expressly granted to Licensee in this Agreement.  This license is not a sale and no rights are granted to Licensee with respect to any source code, trade secrets, trademarks, copyrights or other intellectual property that is incorporated into or related to the Product except as otherwise expressly provided for herein. Any modifications made to the Product, whether made by CIC or Licensee, shall be the sole and exclusive property of CIC. Licensee agrees and certifies that neither the Product nor any other technical data received from CIC, nor the direct product thereof, will be exported outside the United States except as permitted by the laws and regulations of the United States.

2.             License Fees and Payment Terms and Porting Services, Fees, and Payment Terms.  See Appendix B.

3.             End-User Support and Support to Licensee. Maintenance and support terms are delineated in Appendix C.

4.             Disclaimer of Warranty.  EXCEPT AS EXPLICITLY PROVIDED IN THIS AGREEMENT, CIC MAKES NO WARRANTIES OR REPRESENTATIONS REGARDING ANY PRODUCT, SOFTWARE, DOCUMENTATION, OR ANY PORTION, COPY OR COMPONENT THEREOF, TO LICENSEE OR TO ANY OTHER PERSON; ALL ARE PROVIDED “AS IS.”

5.             Limited Liability.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, CIC AND ITS SUPPLIERS EXPRESSLY DISCLAIM ALL IMPLIED WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND SUCH ARE HEREBY EXCLUDED AND THE LIABILITY OF CIC, IF ANY, FOR DAMAGES RELATING TO ANY PRODUCT, SOFTWARE, DOCUMENTATION, OR ANY PORTION, COPY OR COMPONENT THEREOF, FOR ANY REASON, WILL BE LIMITED TO THE ACTUAL LICENSE FEE PAID BY LICENSEE WITH RESPECT TO SUCH ITEM OR, AT CIC’S SOLE DISCRETION, REPLACEMENT OF THE ITEM AT CIC’S EXPENSE, AND WILL IN NO EVENT INCLUDE INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, EVEN IF CIC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6.             Exclusion of Warranties on Account of Licensee Modifications.  If any modifications are made to the Products by Licensee or any person, any warranty shall be immediately terminated.  Correction for difficulties or defects traceable to Licensee’s errors or systems changes may be made at CIC’s discretion and shall be billed at CIC’s standard time and material charges.

signers initial

7              Proprietary Rights. Licensee acknowledges that CIC owns and will retain all copyright, trademark, patent, trade secret and other proprietary rights in the Product, any component thereof, and the marks, names, logos and designations of CIC used therewith worldwide (collectively, the “CIC Marks”). Licensee will use reasonable efforts to protect CIC’s proprietary rights. Licensee agrees to use the appropriate trademark symbol (either “TM” or “®“) as designated by CIC in superscript and clearly indicate CIC’s ownership of the CIC Marks in any of Licensee’s literature that mentions the Product.  Licensee shall use the CIC Marks in accordance with CIC’s reasonable instructions as communicated in writing to Licensee from time to time.  Licensee shall not remove any proprietary designations included in the Product by CIC.

8.             Confidentiality.  Licensee acknowledges that in connection with this Agreement it will receive information confidential and proprietary to CIC.  Licensee agrees not to use such information except in performance of this Agreement, and not to disclose such information to any other party.  CIC agrees not to use information received from Licensee marked as confidential except in performance of this Agreement, and not to disclose such information to any other party.  To the extent that Licensee and CIC have executed a separate confidentiality agreement related to the subject matter of this Agreement, and the terms of such separate agreement provide a higher level of protection or delineate obligations and/or responsibilities with a higher degree of specificity than this Agreement the terms of such separate agreement shall control the parities confidentiality obligations and responsibilities and such terms are hereby incorporated herein by reference.

9.             Infringement and Indemnity.  If notified promptly in writing, and given sole control of the defense and all related settlement negotiations, CIC will indemnify, hold harmless and defend Licensee, its officers, directors, employees and agents from and against claims, losses, liabilities, demands, damages and costs and expenses in connection with a claim by a third party that the Product infringes a U.S. copyright, or patent.  CIC will pay any costs, damages and attorney fees finally awarded by a court with regard to such third-party claims, up to the amount of license fees received by CIC hereunder, to the extent such claims are grounded on such copyright or patent infringement. CIC will have no liability for, and Licensee will defend and indemnify (including reasonable attorney fees and costs of litigation) CIC against, any claim arising from or based upon (a) any combination, operation or use of any Product with any equipment, data or programming not approved by CIC; (b) any alteration or modification of the Product Licensee makes without the prior written consent of an officer of CIC; and (c) any act, omission, representation of Licensee related to the Product other than in conformance with this Agreement. For any Product that becomes or in CIC’s opinion is likely to become the subject of a copyright, patent infringement or other intellectual property action, CIC may, at its sole option and expense, procure the right for Licensee to continue using such Product or replace or modify the Product to become non-infringing.

10.           Term and Termination.  This Agreement is for an initial term expiring one (1) year from the effective date hereof and shall be automatically renewed for successive one year terms unless either party notifies the other, in writing, one month prior to the expiration of the original term, or any renewal term, of its intent not to renew or unless this Agreement is otherwise terminated pursuant to the provisions hereof.  Upon written notice to the other party either party may terminate this Agreement at any time in the event that the other party materially breaches this Agreement and fails to cure such breach within 15 days after receiving notice of such breach.

11.           Survival.  Upon expiration or termination of this Agreement, Licensee will remain liable for all amounts due hereunder as of the effective date of such expiration or termination.  The provisions of Sections 4, 5, 6, 7, 8, 9, 11 and 13 will survive expiration and termination of this Agreement. The license grant pursuant to Section 1 hereof shall also survive termination and expiration of this Agreement for those units of Product shipped to and paid for by Licensee, except to the extent that this Agreement is terminated by CIC for material breach, which includes but is not limited to breach of Licensee’s confidentiality obligations and infringement of CIC’s intellectual property rights.

12.           Publicity.  Within thirty days of the Effective Date hereof, CIC and Licensee shall issue a joint press release announcing the parties’ relationship under this Agreement.  Such release shall be jointly approved by the parties such approval shall not be unreasonably withheld or delayed.  In connection with License’s references to the Product, Licensee shall include appropriate CIC logos and trademarks in its materials and manuals in accordance with the provisions of Section 7 hereof.  Within six months of effective date Licensee shall use reasonable commercial efforts to cooperate with CIC in creating a case study describing Licensee’s usage, benefit and ROI related to the Product.  CIC shall be allowed to use such case study for the purpose of promoting, marketing and selling its products.

13.           Governing Law and Severability.  This Agreement will be governed by and construed in accordance with the local laws of the State of California without regard to those provisions related to choice of law.  This Agreement will not be governed by the United Nations Convention for the international sale of goods, if applicable. Any disputes shall be heard by the state or federal courts with jurisdiction to hear such disputes in San Mateo County, California. If for any reason a court of competent jurisdiction finds any provision of this License, or portion thereof, to be unenforceable, that provision of the License shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this License shall continue in full force and effect.

14.           Entire Agreement.  This Agreement and the Appendixes hereto, which are incorporated by reference, constitute the entire agreement between the parties pertaining to the subject matter hereof, and all written or oral statements and representations previously made or existing between the parties pertaining to such subject matter are expressly superseded.  Any amendments to this Agreement must be in writing signed by the parties.

15.           No Waiver. No waiver of any provision of or any right or remedy under this Agreement shall be effective unless in writing and executed by the party waiving the right.  Failure to properly demand compliance or performance shall not constitute a waiver of a party’s rights hereunder.

16.           Assignment. Neither party may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective allowed successors and assigns.

17.           U.S. Government Restricted Rights.  The Software and Documents are provided with RESTRICTED RIGHTS.  Use, duplication, or disclosure by the U.S. Government is subject to restrictions as set forth in subparagraph (c)(1)(ii) of the Rights in Technical Data and Computer Software clause at DFARS 252.227-7013 or subparagraphs (c)(1) and (2) of the Commercial Computer Software - Restricted Rights at 48 CFR 52.227-19 and successors thereof, as applicable.  Contractor/manufacturer is Communication Intelligence Corporation, 275 Shoreline Drive, Suite 500, Redwood Shores, CA 94065-1413.

In Witness whereof, the parties hereto have executed this Agreement effective as of the date first written above.

Communication Intelligence Corporation	Licensee

By:	By:

Title:	Title:

Date:	Date:

APPENDIX A

PRODUCT AND SPECIFICATIONS

Sign-it for Acrobat

Sign-it for Acrobat is a software application designed to give Acrobat users the ability to capture and embed handwritten and optionally, other types of e-signatures in any type of Adobe document. While capturing a handwritten e-signature, Sign-it captures and retains the underlying biometric information that uniquely describes the signatory. The binding and analysis feature of Acrobat allows the document recipient to check the document for document content to e-signature integrity ensuring that any and all modifications or changes made to a signed document will immediately be detected. Sign-it is integrated into the architecture of Adobe Acrobat that utilizes Acrobat’s digital signature functions with Sign-it for document tracking, which provides an audit trail of all changes. If changes are noted, you can “roll back” the document to review these changes. You can also compare two versions of a signed document.

Signatures are protected with 3DES encryption and hashing using the SHA-1 message digest algorithm. The product also provides an audit history of the document with regard to name, date, time, reason for signing and if the document was changed after signing.  Signatures can be entered in real time or verified against a user’s biometric template or as a signature “stamp” (the latter two require Signature One for profile creation and administration) onto a document. A ‘stamp’ is a graphical representation of a handwritten signature that is stored in a database and protected with a password.

Key Features & Benefits:

•                  Simply User Interface: Prompts the signer to enter (optionally, automatically populates) necessary data describing the signing event

•                  Flexible methods of signing: Sign documents with a simple click of the mouse, handwritten signature, biometrically verified signature, voice, signature stamp, fingerprint or PIN/PWD.

•                  Display of validation status: Display validation status to ensure that recipient has ability to visually discern the validity of the document.

•                  Secure: Uses Secure Hash Algorithm (SHA-1) , Triple DES encryption and X.509v3 digital certificates to create a secure “Ceremony Token” that includes the signature, document hash and Ceremony data.

•                  Review & Audit: Use Adobe’s architecture to track the history of the document and view the details of the signature with regard to name, date, time, reason for signing and type of signature used.

•                  Portable: Once signed, the signature is bound to the document and can be securely transferred electronically.

•                  Pre- population of forms:  The form author can customize the signature area to gather data (for eg: Name, Location, SS# etc) from other fields in the document.

•                  Sectional Signing:  Allows the form author to associate and lock specific fields to a particular signature.

•                  Sequential Signing:  The form author can create forms to automatically guide a signor through various signatures in a document.

•                  Advanced SDK features (separate toolkit):

•                  Extract signature from document

•                  Create pre-populated signature field dynamically at form creation time

•                  Create additional signature modules

Technical Specifications:

•                  Adobe® Acrobat® v6.0 or 7.0 for creation of signature boxes and/or signing

•                  Adobe® Reader® 6.0/7.0 (PDF documents need to be prepared with Adobe® Document Server for Reader® Extensions) for signing

•                  Windows 2000 SP3 or XP SP2 (including Tablet PCs)

•                  Pen input device for handwriting input

•                  Admin rights required for installation of Sign-it

•                  Minimum 8 MB hard disk space

APPENDIX B

LICENSE FEES, AND PAYMENT TERMS
PORTING SERVICES, FEES and PAYMENT TERMS

A.            LICENSE FEES, REPORTING AND PAYMENT TERMS

1.                                       License fees.

a.

b.

c.

2.                                       Payment terms.

a.

b.                                      Late payments shall accrue interest at 1.5% per month or the maximum rate allowable by law, whichever is lower.

B.            PORTING SERVICES, FEES AND PAYMENT TERMS (NOT APPLICABLE)

1.                                       Porting Services.

2.                                       Porting Fees.

3.                                       Payment terms.

a.                                       Porting fees shall be due and payable

b.                                      Late payments shall accrue interest at 1.5% per month or the maximum rate allowable by law, whichever is lower.

APPENDIX C

MAINTENANCE TERMS

Except as specifically provided herein, Licensee shall be responsible for technical support to the end-users. CIC shall provide the following maintenance and support for the Product:

A.                                   Definitions.  For purposes of this Appendix, the following terms shall have the following meanings.  Any terms not defined in this Appendix shall have the meaning set forth in the Agreement.

1.                                       Error(s): means any verifiable and reproducible failure of the Product to materially conform to the specification for such Product.  The term “Error” shall not include any failure of the Product that: (a) results from the misuse or improper use of the Product; (b) does not materially affect the operation and use of the Product; (c) results from any modification to the Product not made by or on behalf of CIC; or (d) results from the failure to incorporate or use any Updates or bug fixes after such are made available to Licensee by CIC .

2.                                       Error Correction(s): shall mean either (a) a modification or addition to or deletion from the Product that, when made to such Product, materially conforms the Product to the specifications for such Product, or (b) a procedure or routine that, when observed in the regular operation of the Product, eliminates the material adverse effect of such Error on Licensee or its customers.

3.                                       Major Error: means any demonstrable Error in the Product that:  (a) causes the Product to have a significant loss of intended function as set forth in the specifications for the Product; (b) causes or is likely to cause data to be lost or destroyed; or (c) prevents the Product from being installed or executed on the properly configured environment.

4.                                       Moderate Error: shall mean any demonstrable Error in the Product that: (a) causes the Product to operate improperly; or (b) produces results materially different from those described in the specifications, but which error does not rise to the level of a Major Error.

5.                                       Minor Error: shall mean any demonstrable Error that:  (a) causes a function to not execute as set forth in the specifications for the Product, without a significant loss of intended functionality; or (b) disables one or more nonessential functions.

6.                                       First Level Technical Support: shall mean Licensee’s or its authorized technical support agents’ attempts to identify and resolve Errors remotely, by telephone, e-mail and fax communication.

7.                                       Second Level Support: shall mean support of Licensee’s or its authorized technical support agent’s First Level Technical Support personnel to identify and resolve Errors remotely, by telephone, e-mail or fax communication.

8.                                       Workaround:  shall mean that CIC has diagnosed the Error and has implemented, or enabled Licensee to implement, a temporary solution that allows the Product to regain functionality and provide all major functions in accordance with the specifications for the Product.

9.                                       Update:  shall mean a version of the Product containing changes, including but not limited to, bug fixes, correction of errors and minor optimization improvements not rising to the level of an Upgrade.  An Update shall mean for example the change from version x.1 to x.2 and/or version x.x.1 to x.x.2.

10.                                 Upgrade: shall mean a version of the Product containing changes, including but not limited to enhancements, major optimization improvements and new functionality for which CIC charges similarly situated Licensees.  An Upgrade shall mean for example the change from version 2.x.x to 3.x.x

B.                                     Services

1.                                       Licensee Responsibilities.  Licensee will provide all on site technical support with respect to the Product.  Licensee agrees to notify CIC in writing promptly following the discovery of any Error.  CIC agrees to make available to Licensee a list of known Errors and to notify Licensee in writing promptly following the discovery of any Error.  Further, upon discovery of an Error, Licensee agrees, if requested by CIC, to submit to CIC a list of output and any other data that CIC may reasonably require to reproduce the Error and the operating conditions under which the Error occurred or was discovered.  All information, oral or written, communicated between the parties concerning any Errors, is deemed to be Confidential Information and shall be governed by Section 8 of the Agreement.

2.                                       CIC Telephone and Online Support.  Technical support communications between Licensee and CIC will include electronic mail, facsimile, and telephone.  CIC’s support e-mail address is: tech_support@cic.com.  CIC’s support fax number is: 650-802-7777, and faxes should be addressed to Technical Support Department.  The technical support telephone is: 800-888-8242, and will be adequately staffed by a customer technical support representative during CIC’s normal business hours of 8 a.m. to 5 p.m. Pacific time (“Support Hours”).  Voicemail is provided when the line is busy and during non-business hours.

3.                                       CIC Response to Errors.  CIC will provide Second Level Support to Licensee to ensure a consistent and high level of operation of the Product.  In the event Licensee notifies CIC of an Error in the Product, CIC will provide Second Level Support to Licensee or Licensee’s authorized technical support agent to facilitate the implementation of an Error Correction to the Product.  CIC shall use commercially reasonable efforts to correct Errors in accordance with the below response times, with as little disruption to Licensee’s service as commercially practicable.

(a)                                  Major Errors.  CIC shall, within four hours of the receipt of notice of any Major Error, contact Licensee to verify such Major Error and begin a resolution process.  Upon CIC’s verification of such Major Error, CIC will use its commercially reasonable efforts to provide a Workaround for such Major Error, and will use its commercially reasonable efforts to provide an Error Correction for such Major Error until such Error Correction is provided.

(b)                                 Moderate Errors.  CIC shall, within 24 hours of the receipt of notice of any Moderate Error, contact Licensee to verify such Moderate Error.  Upon CIC’s verification of such Moderate Error, CIC will use its commercially reasonable efforts to provide a Workaround for such Moderate Error.  CIC will use reasonable commercial efforts to provide an Error Correction for such Moderate Error in the next scheduled maintenance release of the Product.

(c)                                  Minor Errors.  Upon CIC’s receipt of notice of a Minor Error and upon CIC’s verification of such Minor Error, CIC will initiate work to provide Error Correction for such Minor Error in the next regular release of the Product.

C.                                     Exclusions from Support Services.  Support Services under this Appendix C include Second Level Support for the Product.  Support Services do not include support for any failure or defect in the Product caused by any of the following:

1.                                       the improper use, alteration, or damage of the Product by Licensee or persons other than CIC employees or consultants; or

2.                                       modifications to the Products not made or authorized by CIC, unless such modifications were made by a CIC employee, subcontractor, agent, or other third party acting on behalf of CIC.

D.                                    Updates and Upgrades.  CIC will make Updates and Upgrades (as defined above) available to Licensee from time to time upon the completion of such Updates and Upgrades.

E.                                      Maintenance and Support Fees:

1.                                       For maintenance and support anticipated by the provisions of this Appendix C as delineated above, Licensee shall pay CIC                                                .  Additionally, Licensee shall reimburse CIC for actual and pre-approved travel, meals and lodging expenses incurred in providing on-site maintenance and support hereunder.  Such fees shall be paid within 15 days after the date of receipt, by Licensee, of CIC’s invoice together with documentation substantiating the hours worked and expenses incurred pursuant to this Section.

2.                                       For maintenance and support outside of the scope of the Product’s specifications and not otherwise provided for herein, Licensee shall pay CIC                  per hour, plus actual and pre-approved travel, meals and lodging expenses. Such fees shall be paid within 15 days after the date of receipt, by Licensee, of CIC’s invoice together with documentation substantiating the hours worked and expenses incurred pursuant to this Section.

APPENDIX D

OTHER OBLIGATIONS AND COMMITMENTS OF LICENSEE AND CIC

A.                                   OTHER OBLIGATIONS OF LICENSEE (NOT APPLICABLE)

B.                                     OTHER OBLIGATIONS OF CIC (NOT APPLICATION)

APPENDIX E

WARRANTY AND FORCE MAJEURE

A.                                   Sign-it for Acrobat (the “Software Product”)

Warranty.  CIC warrants that the Software Product will substantially conform to the published specifications.  This warranty will remain in effect for ninety days from delivery of the Software Product.  As soon as commercially practical, but in no more than fifteen days, from the date Licensee notes a condition, occurring within such ninety day warranty period, that it believes to be covered by this warranty it shall notify CIC of such condition in writing.  CIC shall address the matter, so noted, pursuant to the Maintenance Terms hereof as set forth in Appendix C.  After such ninety-day period, maintenance and support shall be provided pursuant to Appendix C, so long as Maintenance fees are current.

B.                                     CIC’s Toolkit allowing Licensee to construct its own version of SignatureOne Software Server (the “Server”)

1.                                       Warranty.  CIC warrants that the CIC components of the Server will substantially conform to the specifications as set forth in Appendix F, hereto, the Statement of Work (“SOW”).  This warranty shall remain in effect for ninety days from the date so designated for this purpose as set forth in the SOW.  As soon as commercially practical, but in no more than fifteen days, from the date Licensee notes a condition, occurring within such ninety day warranty period, that it believes to be covered by this warranty it shall notify CIC of such condition in writing.

2.                                       Cure.  CIC shall have thirty days from the receipt of the notice per Section B1 in which to cure the nonconformance to Licensee’s reasonable commercial satisfaction.  If after such thirty-day period CIC has not cured the nonconformance, Licensee shall be entitled to a refund of the license fee paid to CIC for the Server.  Upon such occurrence Licensee shall return to CIC all CIC components of the Server and related materials including written documentation.

C.                                     Force Majeure

Neither party shall be liable for its failure to perform any of its obligations hereunder during any period in which such performance is directly delayed by the occurrence of events beyond the control of the failing party such as fire, explosion, flood, storm or the acts of God, war, embargo, riot, or the intervention of any governmental authority, provided that the party suffering the delay notifies the other party of such delay within a reasonable commercial time.

EXHIBIT F

SignatureOne Software Toolkit SOW

Overview:

Handwritten signatures can be entered in real time or verified against a user’s biometric template.  However SignatureOne server is required to apply a signature that requires verification.

SignatureOne provides the unique capabilities of user administration, support for biometric and cryptographic authentication, and a comprehensive digital transaction log of every signature in every document within a single offering. SignatureOne provides an extensible infrastructure to allow the enterprise or software developers to create a repository for any combination of electronic biometric technologies. SignatureOne requires CIC’s web user interface and an active internet connection to create and manage profiles. The SignatureOne’s profile management does not interact with third party customer management systems.

The first phase of the implementation by SOC, will be to implement a solution that                                                             . The second phase of the implementation will be to add                                    to the first phase implementation.

CIC will provide all the necessary tools and support required to allow SOC to create SignatureOne style profiles for                            .  These profiles can be managed by SOC’s Customer Management System.  These profiles can then be used to                                                                              it to the PDF document.

Assumptions

•                  Development environment -                                                                               .

•                  Snap-On will perform the creation/management of profiles between the Customer Management System and the SignatureOne profiles.

Timelines

The timelines defined below are estimated completion dates. Final delivery dates may vary.

•                  BETA Release - Functional Solution with Documentation and examples

•                  FINAL RELEASE - Functional Solution with Documentation, examples, and release notes

Exhibit 10.30

COMMUNICATION INTELLIGENCE CORPORATION

STOCK OPTION AGREEMENT

1.                                       Grant of Option.  Subject to the terms, definitions and provisions contained herein, Communication Intelligence Corporation (the “Company”), hereby grants to:

Optionee’s Name:

Option to purchase Common Stock of the Company as follows:

Date of Grant:

Total Number of Non-Qualified Shares

Underlying Grant:

  Exercise price per share

Expiration Date:

Termination Period.  This Option may be exercised for ninety days after separation from the Company except as set out in Sections 7 and 8 of this Option Agreement (but in no event later than the Expiration Date).

2.                                       Exercise of Option.  This Option shall be exercisable in whole or in part during its term in accordance with the following Vesting Schedule:

Please see the Stock Option Vesting Schedule attached hereto as Exhibit B

(i)                                     Right to Exercise.

(a)                                  This Option may not be exercised for a fraction of a share.

(b)                                 In the event of Optionee’s death, disability or other separation from the Company, the exercisability of the Option is governed by Sections 6, 7 and 8 below, subject to the limitation contained in subsection 2(i)(c).

(c)                                  In no event may this Option be exercised after the date of expiration of the term of this Option as set forth herein.

(ii)                                  Method of Exercise.  This Option shall be exercisable by written notice delivered to the Secretary of the Company (in the form attached as Exhibit A) which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such shares of Common Stock as may be reasonably required by the Company.  Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company.  The written notice shall be accompanied by payment of the Exercise Price pursuant to Section 3 hereof.  This Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the Exercise Price.

3.                                       Method of Payment.  Payment of the Exercise Price shall be by check or delivery of shares of the Company’s Common Stock then owned by the Optionee.  Payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price.

4.                                       Restrictions on Exercise and Tradability of Underlying Shares.  This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment or consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 207 of Title 12 of the Code of Federal Regulations (“Regulation G”) as promulgated by the Federal Reserve Board. The underlying shares to be issued pursuant to this option have not been registered with the Securities and Exchange Commission and will be subject to trading restrictions upon issuance.

5.                                       Termination of Relationship.  Should Optionee cease to be an employee or director, Optionee may, to the extent otherwise so entitled at the date of such termination (the “Termination Date”), exercise this Option during the Termination Period set out in Section 1 of this Option.  To the extent that Optionee was not entitled to exercise this Option at the date of such termination, or if Optionee does not exercise this Option within the time specified herein, the Option shall terminate.

6.                                       Disability of Optionee.  Notwithstanding the provisions of Section 6 above, in the event of termination of Optionee’s status as an employee or a member of the Board of Directors as a result of total and permanent disability (as defined in Section 22(e)(3) of the Internal Revenue Code), Optionee may, but only within twelve (12) months from the date of separation from the Board of Directors or if separation is due to disability which is not total and permanent, then within six (6) months of such separation (but in no event later than the date of expiration of the term of this Option as set forth in Section 10 below), exercise the Option to the extent otherwise so entitled at the date of such termination.  To the extent that Optionee was not entitled to exercise the Option at the date of termination, or if Optionee does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option shall terminate.

7.                                       Death of Optionee.  In the event of the death of Optionee, the Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the date of expiration of the term of this Option as set forth in Section 10 below), by Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the Optionee could exercise the Option at the date of death.

8.                                       Non-Transferability of Option.  This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by him.  The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

9.                                       Term of Option.  This Option may be exercised only within the term set out in Section 1 of this Option, and may be exercised during such term only in accordance with the terms of this Option.

10.                                 Tax Consequences.  OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

11.                                 Adjustment upon Changes in Capitalization. In the event of any change in the number of shares of the outstanding common stock of the Company as a consequence of  a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event, the number of shares underlying this Option and the related exercise price shall be adjusted proportionately.

Optionee hereby accepts this Option subject to all of the terms and provisions hereof.  Optionee has reviewed this Option in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option.  Optionee hereby agrees to accept as binding, conclusive and final, all decisions or interpretations of the Board of Directors or duly appointed or elected committee thereof upon any questions arising under this option.

ACCEPTED:			COMMUNICATION INTELLIGENCE CORPORATION

Optionee			By: Francis V. Dane

Vice President Human Resources
Address			Title

City	State	Zip

EXHIBIT A

COMMUNICATION INTELLIGENCE CORPORATION

STOCK OPTION EXERCISE NOTICE

The undersigned is the holder of an option and wishes to exercise that option to purchase common stock of Communication Intelligence Corporation as follows:

Number of Shares:

Exercise Price:	$

Total Purchase Price:	$

This Exercise Notice together with payment is to be delivered, either in person or by certified mail to:

The Secretary

Communication Intelligence Corporation

275 Shoreline Drive, Suite 500

Redwood Shores, CA  94065

Dated

Signature

Typed or Printed Name

Please mail my common stock certificate to the address listed below:

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 (No. 333-121563) of Communication Intelligence Corporation and its Subsidiaries of our report dated February 17, 2006, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the entity’s ability to continue as a going concern described in note 1 to the consolidated financial statements),  relating to the consolidated financial statements and schedule which appears in this form 10-K.

/s/ STONEFIELD JOSEPHSON, INC.

San Francisco, California

March 30, 2006

EXHIBIT 31.1

CERTIFICATION PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Guido DiGregorio, certify that:

1. I have reviewed this report on Form 10-K of Communication Intelligence Corporation;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared; and

b) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation.

Date: March 30, 2006

/s/ Guido DiGregorio
Chairman, Chief Executive Officer

1

EXHIBIT 31.2

CERTIFICATION PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Francis V. Dane, certify that:

1. I have reviewed this report on Form 10-K of Communication Intelligence Corporation;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared; and

b) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation.

Date: March 30, 2006

/s/ Francis V. Dane
Principal Financial Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the annual report of Communication Intelligence Corporation (the “Company”) on Form 10-K for the annual period ended December 31, 2005, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Guido DiGregorio, Chairman and Chief Executive Officer, certify, pursuant to 18 U.S.C. 1350, as adopted pursuant to 906 of the Sarbanes Oxley Act of 2002, that to the best of my knowledge:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date;    March 30, 2005

By:	/s/ Guido D. DiGregorio
Chairman and Chief Executive Officer

Exhibit 32.2

CERTIFICATION PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the annual report of Communication Intelligence Corporation (the “Company”) on Form 10-K for the annual period ended December 31, 2005, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Francis V. Dane, Principal Financial Officer, certify, pursuant to 18 U.S.C. 1350, as adopted pursuant to 906 of the Sarbanes Oxley Act of 2002, that to the best of my knowledge:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date:    March 28, 2006

By:	/s/ Francis V. Dane
Principal Financial Officer